Exhibit 99.1

Ernst & Young Ltd
Maagplatz 1
P.O. Box
CH-8010 Zurich

Phone	+41 58 286 31 11
Fax	+41 58 286 40 20
www.ey.com/ch

To the Annual General Meeting of

Transocean Ltd., Steinhausen

Zurich, March 1, 2013

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2012 and notes thereto (pages 2 to 71).

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Transocean Ltd. and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States and comply with Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2012	2011	2010

Operating revenues
Contract drilling revenues	$8,773	$7,407	$7,698
Other revenues	423	620	251
	9,196	8,027	7,949
Costs and expenses
Operating and maintenance	6,106	6,179	4,219
Depreciation and amortization	1,123	1,109	1,009
General and administrative	282	288	246
	7,511	7,576	5,474
Loss on impairment	(140)	(5,201)	—
Gain (loss) on disposal of assets, net	36	(12)	255
Operating income (loss)	1,581	(4,762)	2,730

Other income (expense), net
Interest income	56	44	23
Interest expense, net of amounts capitalized	(723)	(621)	(567)
Gain (loss) on retirement of debt	2	—	(33)
Other, net	(50)	(99)	2
	(715)	(676)	(575)
Income (loss) from continuing operations before income tax expense	866	(5,438)	2,155
Income tax expense	50	324	292
Income (loss) from continuing operations	816	(5,762)	1,863
Income (loss) from discontinued operations, net of tax	(1,027)	85	(894)

Net income (loss)	(211)	(5,677)	969
Net income attributable to noncontrolling interest	8	77	43
Net income (loss) attributable to controlling interest	$(219)	$(5,754)	$926

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$2.27	$(18.14)	$5.66
Earnings (loss) from discontinued operations	(2.89)	0.26	(2.78)
Earnings (loss) per share	$(0.62)	$(17.88)	$2.88

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$2.27	$(18.14)	$5.66
Earnings (loss) from discontinued operations	(2.89)	0.26	(2.78)
Earnings (loss) per share	$(0.62)	$(17.88)	$2.88

Weighted-average shares outstanding
Basic	356	322	320
Diluted	356	322	320

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2012	2011	2010

Net income (loss)	$(211)	$(5,677)	$969

Other comprehensive income (loss) before income taxes
Unrecognized components of net periodic benefit costs	(52)	(204)	(8)
Unrecognized gain (loss) on derivative instruments	3	(13)	(29)
Unrecognized loss on marketable securities	—	(13)	—
Recognized components of net periodic benefit costs	47	25	16
Recognized (gain) loss on derivative instruments	(1)	11	12
Recognized loss on marketable securities	2	13	—

Other comprehensive income (loss) before income taxes	(1)	(181)	(9)
Income taxes related to other comprehensive income (loss)	(7)	13	(9)
Other comprehensive income (loss), net of income taxes	(8)	(168)	(18)

Total comprehensive income (loss)	(219)	(5,845)	951
Total comprehensive income attributable to noncontrolling interest	8	73	22

Total comprehensive income (loss) attributable to controlling interest	$(227)	$(5,918)	$929

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2012	2011

Assets
Cash and cash equivalents	$5,134	$4,017
Accounts receivable, net
Trade	1,940	2,049
Other	260	127
Materials and supplies, net	610	529
Assets held for sale	179	26
Deferred income taxes, net	142	142
Other current assets	382	646
Total current assets	8,647	7,536

Property and equipment	26,967	24,833
Property and equipment of consolidated variable interest entities	1,092	2,252
Less accumulated depreciation	7,179	6,297
Property and equipment, net	20,880	20,788
Goodwill	2,987	3,217
Other assets	1,741	3,491
Total assets	$34,255	$35,032

Liabilities and equity
Accounts payable	$1,047	$880
Accrued income taxes	116	86
Debt due within one year	1,339	1,942
Debt of consolidated variable interest entities due within one year	28	245
Other current liabilities	2,933	2,375
Total current liabilities	5,463	5,528

Long-term debt	10,929	10,756
Long-term debt of consolidated variable interest entities	163	593
Deferred income taxes, net	366	487
Other long-term liabilities	1,604	1,925
Total long-term liabilities	13,062	13,761

Commitments and contingencies
Redeemable noncontrolling interest	—	116

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized at December 31, 2012 and 2011; 373,830,649 and 365,135,298 issued at December 31, 2012 and 2011, respectively; and 359,505,251 and 349,805,793 outstanding at December 31, 2012 and 2011, respectively	5,130	4,982
Additional paid-in capital	7,521	7,211
Treasury shares, at cost, 2,863,267 held at December 31, 2012 and 2011	(240)	(240)
Retained earnings	3,855	4,180
Accumulated other comprehensive loss	(521)	(496)
Total controlling interest shareholders’ equity	15,745	15,637
Noncontrolling interest	(15)	(10)
Total equity	15,730	15,627
Total liabilities and equity	$34,255	$35,032

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2012	2011	2010	2012	2011	2010
	Shares			Amount
Shares
Balance, beginning of period	350	319	321	$4,982	$4,482	$4,472
Issuance of shares under share-based compensation plans	1	1	1	14	12	10
Issuance of shares in exchange for redeemable noncontrolling interest	9	—	—	134	—	—
Issuance of shares in public offering	—	30	—	—	488	—
Purchases of shares held in treasury	—	—	(3)	—	—	—
Balance, end of period	360	350	319	$5,130	$4,982	$4,482
Additional paid-in capital
Balance, beginning of period				$7,211	$7,504	$7,407
Share-based compensation				97	95	102
Issuance of shares under share-based compensation plans				(17)	(18)	(11)
Issuance of shares in exchange for redeemable noncontrolling interest				233	—	—
Issuance of shares in public offering, net of issue costs				—	671	—
Obligation for distribution of qualifying additional paid-in capital				—	(1,041)	—
Other, net				(3)	—	6
Balance, end of period				$7,521	$7,211	$7,504
Treasury shares, at cost
Balance, beginning of period				$(240)	$(240)	$—
Purchases of shares held in treasury				—	—	(240)
Balance, end of period				$(240)	$(240)	$(240)
Retained earnings
Balance, beginning of period				$4,180	$9,934	$9,008
Net income (loss) attributable to controlling interest				(219)	(5,754)	926
Fair value adjustment of redeemable noncontrolling interest				(106)	—	—
Balance, end of period				$3,855	$4,180	$9,934
Accumulated other comprehensive loss
Balance, beginning of period				$(496)	$(332)	$(335)
Other comprehensive income (loss) attributable to controlling interest				(8)	(164)	3
Reclassification from redeemable noncontrolling interest				(17)	—	—
Balance, end of period				$(521)	$(496)	$(332)
Total controlling interest shareholders’ equity
Balance, beginning of period				$15,637	$21,348	$20,552
Total comprehensive income (loss) attributable to controlling interest				(227)	(5,918)	929
Share-based compensation				97	95	102
Issuance of shares under share-based compensation plans				(3)	(6)	(1)
Issuance of shares in exchange for redeemable noncontrolling interest				367	—	—
Fair value adjustment of redeemable noncontrolling interest				(106)	—	—
Reclassification from redeemable noncontrolling interest				(17)	—	—
Issuance of shares in public offering, net of issue costs				—	1,159	—
Obligation for distribution of qualifying additional paid-in capital				—	(1,041)	—
Purchases of shares held in treasury				—	—	(240)
Other, net				(3)	—	6
Balance, end of period				$15,745	$15,637	$21,348
Noncontrolling interest
Balance, beginning of period				$(10)	$(8)	$7
Total comprehensive income (loss) attributable to noncontrolling interest				(5)	(2)	7
Reclassification of redeemable noncontrolling interest				—	—	(26)
Other, net				—	—	4
Balance, end of period				$(15)	$(10)	$(8)
Total equity
Balance, beginning of period				$15,627	$21,340	$20,559
Total comprehensive income (loss)				(232)	(5,920)	936
Share-based compensation				97	95	102
Issuance of shares under share-based compensation plans				(3)	(6)	(1)
Issuance of shares in exchange for noncontrolling interest				367	—	—
Fair value adjustment of redeemable noncontrolling interest				(106)	—	—
Reclassification from redeemable noncontrolling interest				(17)	—	—
Issuance of shares in public offering, net of issue costs				—	1,159	—
Obligation for distribution of qualifying additional paid-in capital				—	(1,041)	—
Purchases of shares held in treasury				—	—	(240)
Other, net				(3)	—	(16)
Balance, end of period				$15,730	$15,627	$21,340

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2012	2011	2010

Cash flows from operating activities
Net income (loss)	$(211)	$(5,677)	$969
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(42)	(45)	(98)
Depreciation and amortization	1,123	1,109	1,009
Depreciation and amortization of assets in discontinued operations	183	342	580
Share-based compensation expense	97	95	102
Loss on impairment	140	5,201	—
Loss on impairment of assets in discontinued operations	986	38	1,012
(Gain) loss on disposal of assets, net	(36)	12	(255)
Gain on disposal of assets in discontinued operations, net	(82)	(183)	(2)
Amortization of debt issue costs, discounts and premiums, net	68	125	189
Deferred income taxes	(133)	(62)	(104)
Other, net	72	144	(1)
Changes in deferred revenue, net	(54)	(16)	205
Changes in deferred expenses, net	85	(61)	(79)
Changes in operating assets and liabilities	512	803	379
Net cash provided by operating activities	2,708	1,825	3,906

Cash flows from investing activities
Capital expenditures	(1,303)	(974)	(1,349)
Capital expenditures for discontinued operations	(106)	(46)	(42)
Investment in business combination, net of cash acquired	—	(1,246)	—
Payment for settlement of forward exchange contract, net	—	(78)	—
Proceeds from disposal of assets, net	191	14	60
Proceeds from disposal of assets in discontinued operations, net	789	447	—
Proceeds from insurance recoveries for loss of drilling unit	—	—	560
Proceeds from sale of marketable securities	—	—	37
Other, net	40	(13)	13
Net cash used in investing activities	(389)	(1,896)	(721)

Cash flows from financing activities
Changes in short-term borrowings, net	(260)	(88)	(193)
Proceeds from debt	1,493	2,939	2,054
Repayments of debt	(2,282)	(2,409)	(2,565)
Proceeds from restricted cash investments	311	479	—
Deposits to restricted cash investments	(167)	(523)	—
Proceeds from share issuance	—	1,211	—
Distribution of qualifying additional paid-in capital	(278)	(763)	—
Purchases of shares held in treasury	—	—	(240)
Financing costs	(24)	(83)	(15)
Other, net	5	(29)	(2)
Net cash provided by (used in) financing activities	(1,202)	734	(961)

Net increase in cash and cash equivalents	1,117	663	2,224
Cash and cash equivalents at beginning of period	4,017	3,354	1,130
Cash and cash equivalents at end of period	$5,134	$4,017	$3,354

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” the “Company,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2012, we owned or had partial ownership interests in and operated 82 mobile offshore drilling units associated with our continuing operations.  As of this date, our fleet consisted of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh Environment semisubmersibles and drillships), 25 Midwater Floaters, and nine High-Specification Jackups.  We also had six Ultra-Deepwater drillships and three High-Specification Jackups under construction or under contract to be constructed.  See Note 12—Drilling Fleet.

We also provide oil and gas drilling management services, drilling engineering and drilling project management services through Applied Drilling Technology Inc., our wholly owned subsidiary, and through ADT International, a division of one of our United Kingdom (“U.K.”) subsidiaries (together, “ADTI”).  ADTI conducts drilling management services primarily either on a dayrate or on a completed-project, fixed-price or turnkey basis.

In November 2012, in connection with our plan to discontinue operations associated with the Standard Jackup and swamp barge asset groups, we completed the sale of 37 Standard Jackups and one swamp barge to Shelf Drilling Holdings, Ltd. (“Shelf Drilling”).  For a transition period following the completion of the sale transactions, we agreed to continue to operate a substantial portion of the Standard Jackups on behalf of Shelf Drilling and to provide certain other transition services to Shelf Drilling.  Under operating agreements, we agreed to continue to operate these Standard Jackups on behalf of Shelf Drilling for periods ranging from nine months to 27 months, until expiration or novation of the underlying drilling contracts by Shelf Drilling.  Under a transition services agreement, we agreed to provide certain transition services for a period of up to 18 months following the completion of the sale transactions.  As of December 31, 2012, we operated 25 Standard Jackups under operating agreements with Shelf Drilling.  See Note 9—Discontinued Operations.

In March 2012, we announced our intent to discontinue drilling management operations in the shallow waters of the U.S. Gulf of Mexico, upon completion of our then existing contracts.  In December 2012, we completed the final project of our drilling management services operations in the U.S. Gulf of Mexico and discontinued offering our drilling management services in this region.  See Note 9—Discontinued Operations.

In March 2011, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties operating segment, which comprised the exploration, development and production activities performed by Challenger Minerals Inc., Challenger Minerals (North Sea) Limited and Challenger Minerals (Ghana) Limited (collectively, “CMI”).  In October 2011, we completed the sale of Challenger Minerals (North Sea) Limited, in April 2012, we completed the sale of the assets of Challenger Minerals Inc. and in December 2012, we completed the sale of the assets of Challenger Minerals (Ghana) Limited.  See Note 9—Discontinued Operations.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our discontinued operations, allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, investments, notes receivable, goodwill and other intangible assets, income taxes, contingencies, share-based compensation, defined benefit pension plans and other postretirement benefits.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria,

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  See Note 6—Variable Interest Entities.

In the year ended December 31, 2012, we did not have interests in any unconsolidated entities for which we earned equity in earnings.  In the years ended December 31, 2011 and 2010, we recognized equity in earnings of unconsolidated entities in the amount of $5 million and $8 million, respectively.  At December 31, 2012 and 2011, our investments in and advances to unconsolidated affiliates had carrying amounts of less than $1 million.

Business combination—In connection with our acquisition of Aker Drilling ASA (“Aker Drilling), we applied the acquisition method of accounting.  Accordingly, we recorded the acquired assets and assumed liabilities at fair value and recognized goodwill to the extent the fair value of the business acquired exceeded the fair value of the net assets.  We estimated the fair values of the acquired assets and assumed liabilities as of the date of the acquisition.  See Note 5—Business Combination.

Discontinued operations—We present as discontinued operations the operating results of a component of our business that either has been disposed of or is classified as held for sale when both of the following conditions are met: (a) the operations and cash flows of the component have been or will be eliminated from our ongoing operations as a result of the disposal transaction and (b) we will not have any significant continuing involvement in the operations of the disposed component.  For discontinued operations that are disposed of other than by sale, we present the operating results as discontinued in the period in which the disposal group is either abandoned, distributed or exchanged, depending on the manner of disposal.  We consider a component of our business to be one that comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our business.  During the year ended December 31, 2012, we reclassified to discontinued operations the operating results, assets and liabilities associated with the operations of our Standard Jackup and swamp barge asset groups, components of our contract drilling services segment, and the operations of our U.S. Gulf of Mexico drilling management services, a component of our drilling management services segment.  During the year ended December 31, 2011, we reclassified to discontinued operations the operating results, assets and liabilities associated with the operations of our Caspian Sea contract drilling operations, a component of our contract drilling services segment, and the operations of our oil and gas properties segment.  See Note 9—Discontinued Operations.

Operating revenues and expenses—We recognize operating revenues as they are earned, based on contractual dayrates or on a fixed-price basis.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method.  Our policy to amortize the fees related to contract preparation, mobilization and capital upgrades on a straight-line basis over the estimated firm period of drilling is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we account for loss contracts as the losses are incurred.  Costs of relocating drilling units without contracts to more promising market areas are expensed as incurred.  Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses.  Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project.  The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.  We incur periodic survey and drydock costs in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis.  Costs associated with these certifications are deferred and amortized on a straight-line basis over the period until the next survey.

Included in our contract drilling revenues, we recognize amortization associated with our drilling contract intangible assets and liabilities.  In connection with our business combination with GlobalSantaFe Corporation in November 2007, we recognized drilling contract intangible assets and liabilities for acquired drilling contracts for future contract drilling services.  The terms of the acquired contracts include fixed dayrates that were above or below the market dayrates that were available for similar contracts as of the date of the business combination.  We recognized the fair value adjustments as contract intangible assets and liabilities, recorded in other assets and other long-term liabilities, respectively.  We amortize the resulting contract drilling intangible revenues on a straight-line basis over the respective contract period and include such revenues in contract drilling revenues on our consolidated statements of operations.  In the years ended December 31, 2012, 2011 and 2010, we recognized contract drilling intangible revenues of $42 million, $45 million and $98 million, respectively.  See Note 13—Goodwill and Other Intangible Assets.

Other revenues—Our other revenues represent those derived from drilling management services and customer reimbursable revenues.  For fixed-price contracts associated with our drilling management services, we recognize revenues and expenses upon well completion and customer acceptance, and we recognize loss provisions on contracts in progress when losses are probable.  We consider customer reimbursable revenues to be billings to our customers for reimbursement of certain equipment, materials and supplies, third-party services, employee bonuses and other expenses that we recognize in operating and maintenance expense, the result of which has little or no effect on operating income.

Share-based compensation—For time-based awards, we recognize compensation expense on a straight-line basis through the date the employee is no longer required to provide service to earn the award (the “service period”).  For market-based awards that vest at the end of the service period, we recognize compensation expense on a straight-line basis through the end of the service period.  For performance-based awards with graded vesting conditions, we recognize compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  We recognize share-based

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

compensation expense net of a forfeiture rate that we estimate at the time of grant based on historical experience and future expectations, and we adjust the estimated forfeiture rate, if necessary, in subsequent periods based on actual forfeitures or changed expectations.

To measure the fair values of time-based restricted shares and deferred units granted or modified, we use the market price of our shares on the grant date or modification date.  To measure the fair values of stock options and stock appreciation rights granted or modified, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, dividend yield and expected volatility.  The expected life is based on historical information of past employee behavior regarding exercises and forfeitures of options.  The risk-free interest rate is based upon the published U.S. Treasury yield curve in effect at the time of grant or modification for instruments with a similar life.  The dividend yield is based on our history and expectation of dividend payouts.  The expected volatility is based on a blended rate with an equal weighting of the (a) historical volatility based on historical data for an amount of time approximately equal to the expected life and (b) implied volatility derived from our at-the-money, long-dated call options.  To measure the fair values of market-based deferred units granted or modified, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we apply assumptions using a risk neutral approach and an average price at the performance start date.  The risk neutral approach assumes that all peer group stocks grow at the risk-free rate.  The average price at the performance start date is based on the average stock price for the preceding 30 trading days.

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees.  Tax deduction benefits for awards in excess of recognized compensation costs are reported as a financing cash flow.  In the years ended December 31, 2012, 2011 and 2010, share-based compensation expense was $97 million, $95 million and $102 million, respectively.  In the years ended December 31, 2012, 2011 and 2010, income tax benefit on share-based compensation expense was $12 million, $16 million, and $13 million, respectively.  See Note 20—Share-Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects.  In the years ended December 31, 2012, 2011 and 2010, we capitalized interest costs on construction work in progress of $54 million, $39 million and $89 million, respectively.

Foreign currency—The majority of our revenues and expenditures are denominated in U.S. dollars to limit our exposure to currency exchange rate fluctuations, resulting in the use of the U.S. dollar as the functional currency for all of our operations.  We recognize foreign currency exchange gains and losses in other, net.  In the years ended December 31, 2012, 2011 and 2010, we recognized net foreign currency exchange gains (losses) of $(27) million, $(99) million and $1 million, respectively.  See Note 15—Derivatives and Hedging.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  We provide a valuation allowance to offset deferred tax assets for net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  We provide a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and the provisions and benefits resulting from changes to those liabilities are included in our annual tax provision along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 8—Income Taxes.

Cash and cash equivalents—Cash equivalents are highly liquid debt instruments with original maturities of three months or less that may include time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-end, management investment trusts (“management trusts”).  The management trusts invest exclusively in high-quality money market instruments.

We maintain restricted cash investments that are pledged for debt service, as required under certain bank credit agreements.  We classify such restricted cash investment balances in other current assets if the restriction is expected to expire within one year and in other assets if the restriction is expected to expire in greater than one year.  At December 31, 2012, the aggregate carrying amount of our restricted cash investments was $857 million, of which $195 million and $662 million was classified in other current assets and other assets, respectively.  At December 31, 2011, the aggregate carrying amount of our restricted cash investments was $934 million, of which $182 million and $752 million was classified in other current assets and other assets, respectively.  See Note 14—Debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Accounts receivable—We derive a majority of our revenues from services to international oil companies and government-owned or government-controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a major customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2012 and 2011, the allowance for doubtful accounts was $20 million and $28 million, respectively.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2012 and 2011, the allowance for obsolescence was $66 million and $73 million, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2012 and 2011, assets held for sale were $179 million and $26 million, respectively.  See Note 9—Discontinued Operations.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2012, the aggregate carrying amount of our property and equipment represented approximately 61 percent of our total assets.

We compute depreciation using the straight-line method after allowing for salvage values.  We capitalize expenditures for renewals, replacements and improvements, and we expense maintenance and repair costs as incurred.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.

Estimated original useful lives of our drilling units range from 18 to 35 years, our buildings and improvements range from 10 to 30 years and our machinery and equipment range from four to 12 years.  From time to time, we may review the estimated remaining useful lives of our drilling units, and we may extend the useful life when events and circumstances indicate a drilling unit can operate beyond its remaining useful life.  During the year ended December 31, 2012, we adjusted the useful lives for three rigs, extending the estimated useful lives from between 29 and 30 years to between 35 and 38 years.  During the year ended December 31, 2011, we adjusted the useful lives for two rigs, extending the estimated useful lives from between 20 and 30 years to between 23 and 38 years.  During the year ended December 31, 2010, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 20 and 36 years to between 25 and 39 years.  We deemed the life extensions appropriate for each of these rigs based on the respective contracts under which the rigs were operating and the additional life-extending work, upgrades and inspections we performed on the rigs.  In each of the years ended December 31, 2012, 2011 and 2010, the changes in estimated useful lives of these rigs resulted in a reduction in annual depreciation expense of $27 million ($0.08 per diluted share from continuing operations), $2 million ($0.01 per diluted share from continuing operations) and $23 million ($0.07 per diluted share from continuing operations), respectively, which had no tax effect for any period.

Long-lived assets and definite-lived intangible assets—We review the carrying amounts of long-lived assets and definite-lived intangible assets, principally property and equipment for potential impairment when events occur or circumstances change that indicate that the carrying value of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the undiscounted estimated future net cash flows, based on projected dayrates and utilization, of the asset group under review.  We consider our asset groups to be Ultra-Deepwater Floaters, Deepwater Floaters, Harsh Environment Floaters, Midwater Floaters and High-Specification Jackups.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For our drilling management services customer relationships asset, we estimate fair value using the excess earnings method, which applies the income approach.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.

In the year ended December 31, 2012, we determined that the customer relationships intangible asset associated with our drilling management services reporting unit was impaired, and we recognized a loss on impairment of $22 million ($17 million, or $0.05 per diluted share, net of tax).

Goodwill and other indefinite-lived intangible assets—We conduct impairment testing for our goodwill and other indefinite-lived intangible assets annually as of October 1 and more frequently, on an interim basis, when an event occurs or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

circumstances change that may indicate a reduction in the fair value of a reporting unit or the indefinite-lived intangible asset is below its carrying value.

We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We have identified two reporting units for this purpose: (1) contract drilling services and (2) drilling management services.  Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required.  If, as the result of our qualitative assessment, we determine that the two-step impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

For our contract drilling services reporting unit, we estimate fair value using projected discounted cash flows, publicly traded company multiples and acquisition multiples.  To develop the projected cash flows associated with our contract drilling services reporting unit, which are based on estimated future dayrates and utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers.  We discount the projected cash flows using a long-term, risk-adjusted weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units.  We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions.  If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.

As a result of our annual impairment test, performed as of October 1, 2011, we determined that the goodwill associated with our contract drilling services reporting unit was impaired due to a decline in projected cash flows and market valuations for this reporting unit.  In the year ended December 31, 2011, we recognized a loss on impairment, representing our best estimate, in the amount of $5.2 billion ($16.15 per diluted share from continuing operations), which had no tax effect.  In the three months ended March 31, 2012, we completed our analysis and recognized an incremental adjustment to our original estimate in the amount of $118 million ($0.33 per diluted share from continuing operations), which had no tax effect.  As a result of our annual goodwill impairment test in the years ended December 31, 2012 and 2010, we concluded that goodwill was not impaired.  See Note 7—Intangible Asset Impairments and Note 13—Goodwill and Other Intangible Assets.

Derivatives and hedging—From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates.  We record derivatives on our consolidated balance sheet, measured at fair value.  For derivatives that do not qualify for hedge accounting, we recognize the gains and losses associated with changes in the fair value in current period earnings.

We may enter into cash flow hedges to manage our exposure to variability of the expected future cash flows of recognized assets or liabilities or of unrecognized forecasted transactions.  For a derivative that is designated and qualifies as a cash flow hedge, we initially recognize the effective portion of the gains or losses in other comprehensive income and subsequently recognize the gains and losses in earnings in the period in which the hedged forecasted transaction affects earnings.  We recognize the gains and losses associated with the ineffective portion of the hedges in interest expense in the period in which they are realized.

We may enter into fair value hedges to manage our exposure to changes in fair value of recognized assets or liabilities, such as fixed-rate debt, or of unrecognized firm commitments.  For a derivative that is designated and qualifies as a fair value hedge, we simultaneously recognize in current period earnings the gains or losses on the derivative along with the offsetting losses or gains on the hedged item attributable to the hedged risk.  The resulting ineffective portion, which is measured as the difference between the change in fair value of the derivative and the hedged item, is recognized in current period earnings.  See Note 15—Derivatives and Hedging, Note 23—Financial Instruments and Note 24—Risk Concentration.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining benefit obligations and the fair value of plan assets.  We determine our net periodic benefit costs based on a market-related value of assets that reduces year-to-year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, by applying assumptions, including long-term rate of return on plan assets, discount rates, compensation increases, employee turnover rates and health care cost trend rates.  The two most critical assumptions are the long-term rate of return on plan assets and the discount rate.

For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, which are weighted to consider each plan’s target asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short-term and long-term compensation expectations for participants, including salary increases and performance bonus payments.  For the health care cost trend rate for other postretirement benefits, we establish our assumptions for health care cost trends, applying an initial trend rate that reflects both our recent historical

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant.

At December 31, 2012 and 2011, pension and other postretirement benefit plan obligations represented an aggregate liability in the amount of their net underfunded status of $639 million and $640 million, respectively.  In the years ended December 31, 2012, 2011 and 2010, net periodic benefit costs were $149 million, $88 million and $91 million, respectively.  See Note 16—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize liabilities for legal costs as they are incurred, and we recognize a corresponding asset for those legal costs only if we expect such legal costs to be recovered through insurance.

Reclassifications—We have made certain reclassifications, which did not have an effect on net income, to prior period amounts to conform with the current year’s presentation, including certain reclassifications to our consolidated statements of financial position, results of operations and cash flows to present our Standard Jackup and swamp barge disposal groups and our U.S. Gulf of Mexico drilling management services operations as discontinued operations (see Note 9—Discontinued Operations).  Other reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Subsequent events—We evaluate subsequent events through the time of our filing on the date we issue our financial statements.  See Note 29—Subsequent Events.

Note 3—New Accounting Pronouncements

Recently Adopted Accounting Standards

Intangibles—goodwill and other—Effective January 1, 2012, we adopted the accounting standards update that amends the goodwill impairment testing requirements by giving an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required.  The update is effective for goodwill impairment tests performed for annual and interim periods beginning after December 15, 2011.  Our adoption did not have an effect on our consolidated financial statements.

Fair value measurements—Effective January 1, 2012, we adopted the accounting standards update that requires additional disclosure about fair value measurements that involve significant unobservable inputs, including additional quantitative information about the unobservable inputs, a description of valuation techniques used, and a qualitative evaluation of the sensitivity of these measurements.  Our adoption did not have a material effect on the disclosures contained in our notes to consolidated financial statements.

Recently Issued Accounting Standards

Balance sheet—Effective January 1, 2013, we will adopt the accounting standards update that expands the disclosure requirements for the offsetting of assets and liabilities related to certain financial instruments and derivative instruments.  The update requires disclosures to present both gross information and net information for financial instruments and derivative instruments that are eligible for net presentation due to a right of offset, an enforceable master netting arrangement or similar agreement.  The update is effective for interim and annual periods beginning on or after January 1, 2013.  We do not expect that our adoption will have a material effect on our condensed consolidated balance sheet or the disclosures contained in our notes to consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 4—Correction of Errors in Previously Reported Consolidated Financial Statements

We perform assessments of our contingencies and corresponding assets for insurance recoveries on an ongoing basis to evaluate the appropriateness of our balances and disclosures for such contingencies and insurance recoveries.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  In performing these assessments in the three months ended June 30, 2012, we identified an error in our previously issued financial statements for the year ended December 31, 2011 related to the recognition of assets for insurance recoveries related to legal and other costs totaling $67 million, which we have concluded should not have been recorded because they were not probable of recovery.

We assessed the materiality of this error in accordance with the U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), using both the rollover method and the iron curtain method, as defined in SAB 108, and concluded the error, inclusive of other adjustments discussed below, was immaterial to prior years but could have been material to the current year.  Under SAB 108, if the prior year error that, if corrected in the current year, would be material to the current year, the prior year financial statements should be corrected, even though such correction previously was immaterial to the prior year financial statements.

In addition to the adjustments related to the assets for insurance recoveries, we recorded other adjustments related to the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012 to correct for immaterial errors for repair and maintenance costs, income taxes, discontinued operations, and the allocation of net income attributable to noncontrolling interest.  These other adjustments were not previously recorded in the appropriate periods, as we concluded that they were immaterial to our previously issued consolidated financial statements.

For the year ended December 31, 2011, correction of these errors increased our loss from continuing operations by $31 million and net loss attributable to controlling interest by $29 million.  For the year ended December 31, 2010, correction of these errors reduced our income from continuing operations by $19 million and net income attributable to controlling interest by $35 million.  We have reflected the corrections in our financial statements for each of the interim periods in the year ended December 31, 2011 as presented in Note 28—Quarterly Results.

The summary of adjustments for increases and (decreases) to net income (loss) from continuing operations and net income (loss) attributable to controlling interest for the applicable periods were as follows (in millions):

	Years ended December 31,
	2011	2010
Legal and other costs	$(67)	$—
Repair and maintenance costs	11	(11)
Income tax (expense) benefit	16	(4)
Other immaterial adjustments, net	9	(4)
Net adjustment to income from continuing operations	(31)	(19)
Net adjustment to income from discontinued operations, net of tax	(14)	—
Net adjustment to net income attributable to noncontrolling interest	16	(16)
Net adjustment to net income attributable to controlling interest	$(29)	$(35)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The effects of the corrections of the errors on our consolidated statements of operations and balance sheets are presented in the tables below.  Previously reported amounts have been adjusted to reflect the reclassifications associated with our discontinued operations.  The corrections of the errors had no effect on our consolidated statements of comprehensive income (loss) other than the effect of the changes to net income (loss) for each period.  The corrections of the errors had no effect on the previously reported amounts of operating, investing, and financing cash flows in our consolidated statements of cash flows.

	Year ended December 31, 2011			Year ended December 31, 2010
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted
Operating revenues
Contract drilling revenues	$7,413	$(6)	$7,407	$7,698	$—	$7,698
Other revenues	620	—	620	251	—	251
	8,033	(6)	8,027	7,949	—	7,949
Costs and expenses
Operating and maintenance	6,134	45	6,179	4,204	15	4,219
Depreciation and amortization	1,113	(4)	1,109	1,009	—	1,009
General and administrative	288	—	288	246	—	246
	7,535	41	7,576	5,459	15	5,474
Loss on impairment	(5,201)	—	(5,201)	—	—	—
Gain (loss) on disposal of assets, net	(12)	—	(12)	255	—	255
Operating income (loss)	(4,715)	(47)	(4,762)	2,745	(15)	2,730

Other income (expense), net
Interest income	44	—	44	23	—	23
Interest expense, net of amounts capitalized	(621)	—	(621)	(567)	—	(567)
Other, net	(99)	—	(99)	(31)	—	(31)
	(676)	—	(676)	(575)	—	(575)
Income (loss) from continuing operations before income tax expense	(5,391)	(47)	(5,438)	2,170	(15)	2,155
Income tax (benefit) expense	340	(16)	324	288	4	292
Income (loss) from continuing operations	(5,731)	(31)	(5,762)	1,882	(19)	1,863
Income (loss) from discontinued operations, net of tax	99	(14)	85	(894)	—	(894)

Net income (loss)	(5,632)	(45)	(5,677)	988	(19)	969
Net income (loss) attributable to noncontrolling interest	93	(16)	77	27	16	43
Net income (loss) attributable to controlling interest	$(5,725)	$(29)	$(5,754)	$961	$(35)	$926

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$(18.10)	$(0.04)	$(18.14)	$5.77	$(0.11)	$5.66
Earnings (loss) from discontinued operations	0.31	(0.05)	0.26	(2.78)	—	(2.78)
Earnings (loss) per share	$(17.79)	$(0.09)	$(17.88)	$2.99	$(0.11)	$2.88

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$(18.10)	$(0.04)	$(18.14)	$5.77	$(0.11)	$5.66
Earnings (loss) from discontinued operations	0.31	(0.05)	0.26	(2.78)	—	(2.78)
Earnings (loss) per share	$(17.79)	$(0.09)	$(17.88)	$2.99	$(0.11)	$2.88

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	December 31, 2011			December 31, 2010
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted
Assets
Cash and cash equivalents	$4,017	$—	$4,017	$3,394	$(40)	$3,354
Accounts receivable, net
Trade	2,049	—	2,049	1,653	—	1,653
Other	127	—	127	190	—	190
Materials and supplies, net	529	—	529	425	—	425
Deferred income taxes, net	142	—	142	115	—	115
Assets held for sale	26	—	26	—	—	—
Other current assets	719	(73)	646	418	54	472
Total current assets	7,609	(73)	7,536	6,195	14	6,209

Property and equipment	24,833	—	24,833	22,149	—	22,149
Property and equipment of consolidated variable interest entities	2,252	—	2,252	2,214	—	2,214
Less accumulated depreciation	6,301	(4)	6,297	5,244	—	5,244
Property and equipment, net	20,784	4	20,788	19,119	—	19,119
Goodwill	3,205	12	3,217	8,132	—	8,132
Other assets	3,490	1	3,491	3,365	(11)	3,354
Total assets	$35,088	$(56)	$35,032	$36,811	$3	$36,814

Liabilities and equity
Accounts payable	$880	$—	$880	$832	$—	$832
Accrued income taxes	86	—	86	109	—	109
Debt due within one year	1,942	—	1,942	1,917	—	1,917
Debt of consolidated variable interest entities due within one year	97	148	245	95	148	243
Other current liabilities	2,353	22	2,375	883	12	895
Total current liabilities	5,358	170	5,528	3,836	160	3,996

Long-term debt	10,756	—	10,756	8,354	—	8,354
Long-term debt of consolidated variable interest entities	741	(148)	593	855	(148)	707
Deferred income taxes, net	491	(4)	487	575	10	585
Other long-term liabilities	1,935	(10)	1,925	1,791	—	1,791
Total long-term liabilities	13,923	(162)	13,761	11,575	(138)	11,437

Commitments and contingencies
Redeemable noncontrolling interest	116	—	116	25	16	41

Shares	4,982	—	4,982	4,482	—	4,482
Additional paid-in capital	7,211	—	7,211	7,504	—	7,504
Treasury shares, at cost	(240)	—	(240)	(240)	—	(240)
Retained earnings	4,244	(64)	4,180	9,969	(35)	9,934
Accumulated other comprehensive loss	(496)	—	(496)	(332)	—	(332)
Total controlling interest shareholders’ equity	15,701	(64)	15,637	21,383	(35)	21,348
Noncontrolling interest	(10)	—	(10)	(8)	—	(8)
Total equity	15,691	(64)	15,627	21,375	(35)	21,340
Total liabilities and equity	$35,088	$(56)	$35,032	$36,811	$3	$36,814

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 5—Business Combination

On August 14, 2011, we entered into an irrevocable agreement with Aker Capital AS to acquire its 41 percent interest in Aker Drilling.  After receiving clearance by the Oslo Stock Exchange on August 26, 2011, we launched an all cash offer for 100 percent of the shares of Aker Drilling for NOK 26.50 per share.

As of October 3, 2011, the acquisition date, we held 99 percent of the shares of Aker Drilling, having paid an aggregate amount of NOK 7.9 billion, equivalent to $1.4 billion.  On October 4, 2011, we acquired the remaining noncontrolling interest from holders that were required to tender their shares pursuant to Norwegian law.  We believe the acquisition of Aker Drilling enhances the composition of our High-Specification Floater fleet and strengthens our presence in Norway.  In accounting for the business combination, we applied the acquisition method of accounting, recording the assets and liabilities of Aker Drilling at their estimated fair values as of the acquisition date.  In the year ended December 31, 2011, we incurred acquisition costs of $22 million, recognized in general and administrative expense.

As of October 3, 2011, the acquisition price included the following, measured at estimated fair value: current assets of $323 million, drilling rigs and other property and equipment of $1.8 billion, other assets of $757 million, and the assumption of long-term debt of $1.6 billion and other liabilities of $291 million.  The acquired assets included $901 million of cash investments restricted for the payment of certain assumed debt instruments.  The excess of the purchase price over the estimated fair value of net assets acquired was approximately $285 million, which was recorded as goodwill.

We included approximately three months of operating results of Aker Drilling in our consolidated results of operations for the year ended December 31, 2011.  In the years ended December 31, 2012 and 2011, our contract drilling revenues included approximately $380 million and $100 million, respectively, of contract drilling revenues associated with the operations of Aker Drilling.

Unaudited pro forma combined operating results, assuming the acquisition was completed as of January 1, 2010, were as follows (in millions, except per share data):

	Years ended December 31,
	2011	2010
Operating revenues	$8,339	$8,280
Operating income (loss)	(4,616)	2,848
Income (loss) from continuing operations	(5,664)	1,899

Per share earnings (loss) from continuing operations
Basic	$(17.84)	$5.77
Diluted	$(17.84)	$5.77

The pro forma financial information includes various adjustments, primarily related to depreciation expense resulting from the fair value adjustments to the acquired property and equipment.  The pro forma information is not necessarily indicative of the results of operations had the acquisition of Aker Drilling been completed on the assumed date or the results of operations for any future periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 6—Variable Interest Entities

Consolidated variable interest entities—The carrying amounts associated with our consolidated variable interest entities, after eliminating the effect of intercompany transactions, were as follows (in millions):

	December 31, 2012			December 31, 2011
	Assets	Liabilities	Net carrying amount	Assets	Liabilities	Net carrying amount
Variable interest entity
TPDI	$—	$—	$—	$1,562	$673	$889
ADDCL	954	296	658	930	334	596
TDSOI	277	15	262	—	—	—
Total	$1,231	$311	$920	$2,492	$1,007	$1,485

Transocean Pacific Drilling Inc. (“TPDI”), a consolidated British Virgin Islands company, Angola Deepwater Drilling Company Limited (“ADDCL”), a consolidated Cayman Islands company, and Transocean Drilling Services Offshore Inc. (“TDSOI”), a consolidated British Virgin Islands Company, were joint venture companies formed to own and operate certain drilling units.  We determined that each of these joint venture companies met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We also determined, in each case, that we were the primary beneficiary for accounting purposes since (a) we had the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity.  As a result, we consolidated TPDI, ADDCL and TDSOI in our consolidated financial statements, we eliminated intercompany transactions, and we presented the interests that were not owned by us as noncontrolling interest on our consolidated balance sheets.

In October 2012, Angco II, a Cayman Islands company, acquired a 30 percent interest in TDSOI, a British Virgin Islands joint venture company formed to own and operate Transocean Honor.  We hold the remaining 70 percent interest in TDSOI.  Under certain circumstances, Angco II will have the right to exchange its interest in the joint venture for cash at an amount based on an appraisal of the fair value of the jackup, subject to certain adjustments.

On May 31, 2012, TPDI became a wholly owned subsidiary and no longer met the definition of a variable interest entity.  See Note 18—Redeemable Noncontrolling Interest.

At December 31, 2012 and 2011, the aggregate carrying amount of assets of our consolidated variable interest entities that were pledged as security for the outstanding debt of our consolidated variable interest entities was $805 million and $2.2 billion, respectively.  See Note 14—Debt.

Unconsolidated variable interest entities—As holder of two notes receivable and a lender under a working capital loan, we hold a variable interest in Awilco Drilling plc (“Awilco”), a U.K. company listed on the Oslo Stock Exchange.  We determined that Awilco met the definition of a variable interest entity since its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support.  We believe that we are not the primary beneficiary since we do not have the power to direct the activities that most significantly impact the entity’s economic performance.

The notes receivable were originally accepted in exchange for and are secured by two drilling units.  The notes receivable have stated interest rates of nine percent and are payable in scheduled quarterly installments of principal and interest through maturity in January 2015.  Borrowings under the working capital loan, also secured by the two drilling units, had a stated interest rate of 10 percent and were payable in scheduled quarterly installments of principal and interest through maturity in January 2013, subject to acceleration under certain conditions.  On a quarterly basis, we evaluate the credit quality and financial condition of Awilco with respect to our maximum exposure of loss, represented by the outstanding amounts due.  At December 31, 2012 and 2011, the aggregate carrying amount of the notes receivable was $105 million and $110 million, respectively.  In October 2012, Awilco repaid the remaining outstanding borrowings under the working capital loan.  At December 31, 2011, the aggregate carrying amount of the working capital loan receivable was $29 million.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 7—Intangible Asset Impairments

Goodwill—As a result of our annual impairment test, performed as of October 1, 2011, we determined that the goodwill associated with our contract drilling services reporting unit was impaired due to a decline in projected cash flows and market valuations for this reporting unit.  In the year ended December 31, 2011, we recognized a loss on impairment, representing our best estimate, in the amount of $5.2 billion ($16.15 per diluted share from continuing operations), which had no tax effect.  In the year ended December 31, 2012, we completed our analysis and recognized an incremental adjustment to our original estimate in the amount of $118 million ($0.33 per diluted share from continuing operations), which had no tax effect.  We estimated the implied fair value of the goodwill using a variety of valuation methods, including cost, income and market approaches.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

Definite-lived intangible assets—During the year ended December 31, 2012, we determined that the customer relationships intangible asset associated with the U.K. operations of our drilling management services reporting unit was impaired due to the diminishing demand for our drilling management services.  We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation methodology that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.  As a result of our valuation, we determined that the carrying amount of the customer relationships intangible asset exceeded its fair value, and we recognized a loss on impairment of $22 million ($17 million, or $0.05 per diluted share from continuing operations, net of tax) in the year ended December 31, 2012.

See Note 9—Discontinued Operations.

Note 8—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax.  Consequently, Transocean Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  Generally, our annual marginal tax rate is lower than our annual effective tax rate.

The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Current tax expense	$183	$386	$396
Deferred tax benefit	(133)	(62)	(104)
Income tax expense	$50	$324	$292

The following is a reconciliation of the differences between the income tax expense for our continuing operations computed at the Swiss holding company federal statutory rate of 7.83 percent and our reported provision for income taxes (in millions):

	Years ended December 31,
	2012	2011	2010
Income tax expense at the Swiss federal statutory rate	$68	$(426)	$168
Taxes on earnings subject to rates different than the Swiss federal statutory rate	141	221	72
Taxes on impairment loss subject to rates different than the Swiss federal statutory rate	5	409	—
Taxes on asset sales subject to rates different than the Swiss federal statutory rate	(1)	—	—
Taxes on litigation matters subject to rates different than the Swiss federal statutory rate	59	78	—
Changes in unrecognized tax benefits, net	(179)	40	73
Change in valuation allowance	1	19	4
Benefit from foreign tax credits	(38)	(28)	(23)
Taxes on asset acquisition costs at rates lower than the Swiss federal statutory rate	—	8	—
Other, net	(6)	3	(2)
Income tax expense	$50	$324	$292

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2012	2011
Deferred tax assets
Drilling contract intangibles	$1	$2
Net operating loss carryforwards	380	331
Tax credit carryforwards	41	45
Accrued payroll expenses not currently deductible	95	79
Deferred income	86	65
Valuation allowance	(210)	(183)
Other	108	104
Total deferred tax assets	501	443

Deferred tax liabilities
Depreciation and amortization	(688)	(746)
Drilling management services intangibles	—	—
Other	(37)	(42)
Total deferred tax liabilities	(725)	(788)

Net deferred tax liabilities	$(224)	$(345)

Our deferred tax assets include U.S. foreign tax credit carryforwards of $41 million, which will expire between 2015 and 2021.  Deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2012 and 2011, the tax effect of our Brazilian net operating losses, which do not expire, was $55 million and $57 million, respectively.  In connection with our acquisition of Aker Drilling, we acquired $141 million of Norwegian net operating losses, which do not expire.

The valuation allowance for our non-current deferred tax assets was as follows (in millions):

	December 31,
	2012	2011
Valuation allowance for non-current deferred tax assets	$210	$183

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future.  Should our expectations change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested.  As such, we have not provided for taxes on these unremitted earnings.  Should we make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  At December 31, 2012, the amount of indefinitely reinvested earnings was approximately $2.5 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $180 million to $230 million.

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Balance, beginning of period	$515	$485	$460
Additions for current year tax positions	58	45	46
Additions for prior year tax positions	25	29	9
Reductions for prior year tax positions	(24)	—	(11)
Settlements	(120)	(42)	(17)
Reductions related to statute of limitation expirations	(72)	(2)	(2)
Balance, end of period	$382	$515	$485

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2012	2011
Unrecognized tax benefits, excluding interest and penalties	$382	$515
Interest and penalties	199	256
Unrecognized tax benefits, including interest and penalties	$581	$771

In the years ended December 31, 2012, 2011 and 2010, we recognized interest and penalties related to our unrecognized tax benefits, recorded as a component of income tax expense, in the amount of $56 million, $20 million and $35 million, respectively.  If recognized, $581 million of our unrecognized tax benefits, including interest and penalties, as of December 31, 2012, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2013 primarily due to the progression of open audits or the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non-U.S. tax matters for years prior to 2006.

Our tax returns in the major jurisdictions in which we operate, other than the U.S., Norway and Brazil, which are mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 18 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated cash flows.

U.S. tax investigations—With respect to our 2004 U.S. federal income tax return, the U.S. tax authorities withdrew all of their previously proposed tax adjustments, including all claims related to transfer pricing.  In January 2012, a judge in the U.S. Tax Court entered a decision of no deficiency for the 2004 tax year and cancelled the trial previously scheduled to take place in February 2012.  With respect to our 2005 U.S. federal income tax returns, the U.S. tax authorities have withdrawn all of their previously proposed tax adjustments.  Our 2004 and 2005 U.S. federal income tax returns are now settled and the tax years are now closed.

With respect to our 2006 and 2007 federal income tax returns, we reached an agreement with the U.S. tax authorities in December 2012, to settle all issues, including transfer pricing for certain charters of drilling rigs between our subsidiaries and the creation of intangible assets resulting from the performance of engineering services between our subsidiaries for $11 million of additional tax, excluding interest and penalties, and the tax years are now closed.

In February 2012, we received an assessment from the U.S. tax authorities related to our 2008 and 2009 U.S. federal income tax returns.  The significant issues raised in the assessment relate to transfer pricing for certain charters of drilling rigs between our subsidiaries and the creation of intangible assets resulting from the performance of engineering services between our subsidiaries.  With respect to transfer pricing issues related to certain charters of drilling rigs in 2008 and 2009, we reached an agreement with the U.S. tax authorities in December 2012, to settle this issue and other issues raised during the audit for $36 million, excluding interest and penalties.  The only remaining issue outstanding for these years relates to an asserted creation of intangible assets resulting from the performance of engineering services between our subsidiaries for which a royalty is asserted.  The initial assessment issued by the tax authorities on this item, if sustained, would result in net adjustments of approximately $363 million of additional taxes, excluding interest and penalties.  An unfavorable outcome on this adjustment could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  Furthermore, if the authorities were to continue to pursue this position with respect to subsequent years and were successful in such assertion, our effective tax rate on worldwide earnings with respect to years following 2009 could increase substantially, and could have a material adverse effect on our consolidated results of operations and cash flows.  We believe our U.S. federal income tax returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims.

Norway tax investigations and trial—Norwegian civil tax and criminal authorities are investigating various transactions undertaken by our subsidiaries in 1999, 2001 and 2002 as well as the actions of certain employees of our former external tax advisors on these transactions.  The authorities issued tax assessments of approximately $123 million, plus interest, related to the migration of a subsidiary that was previously subject to tax in Norway, approximately $74 million, plus interest, related to a 2001 dividend payment, and approximately $8 million, plus interest, related to certain foreign exchange deductions and dividend withholding tax.  We have provided a parent company guarantee in the amount of approximately $125 million with respect to one of these tax disputes.  Furthermore, we may be required to provide some form of additional financial security, in an amount up to $218 million, including interest and penalties, for other assessed amounts as these disputes are appealed and addressed by the Norwegian courts.  The authorities are seeking penalties of 60 percent on most but not all matters.  In November 2012, the Norwegian district court in Oslo heard the case regarding the disputed tax

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

assessment of approximately $123 million related to the migration of our subsidiary.  We believe that our Norwegian tax returns are materially correct as filed and if we receive unfavorable outcome at the district court, we expect to appeal the decision.  In addition, we expect to file or have filed appeals to the two other tax assessments.

In June 2011, the Norwegian authorities issued criminal indictments against two of our subsidiaries alleging misleading or incomplete disclosures in Norwegian tax returns for the years 1999 through 2002, as well as inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  The criminal trial commenced in December 2012.  Two employees of our former external tax advisors were also issued indictments with respect to the disclosures in our tax returns.  In October 2011, the Norwegian authorities issued criminal indictments against a Norwegian tax attorney related to certain of our restructuring transactions and to the 2001 dividend payment.  The indicted Norwegian tax attorney worked for us in an advisory capacity on these transactions.  We believe the charges brought against us are without merit and do not alter our technical assessment of the underlying claims.  In January 2012, the Norwegian authorities supplemented the previously issued criminal indictments by issuing a financial claim of approximately $330 million, jointly and severally, against our two subsidiaries, the two external advisors and the external tax attorney.  In February 2012, the authorities dropped the previously existing tax assessment related to a certain restructuring transaction.  In April 2012, the Norwegian tax authorities supplemented the previously issued criminal indictments against our two subsidiaries by extending a criminal indictment against a third subsidiary on the same matter, alleging misleading or incomplete disclosures in Norwegian tax returns for the years 2001 and 2002.  We believe our Norwegian tax returns are materially correct as filed, and we intend to continue to vigorously contest any assertions to the contrary by the Norwegian civil and criminal authorities in connection with the various transactions being investigated.  An unfavorable outcome on the Norwegian civil or criminal tax matters could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  See Note 29—Subsequent Events.

Brazil tax investigations—Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination.  The Brazilian tax authorities have issued tax assessments totaling $98 million, plus a 75 percent penalty in the amount of $73 million and interest through December 31, 2011 in the amount of $147 million.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 9—Discontinued Operations

Summarized results of discontinued operations

The summarized results of operations included in income from discontinued operations were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Operating revenues	$1,055	$1,171	$1,627
Operating and maintenance expense	(990)	(871)	(916)
Depreciation and amortization expense	(183)	(342)	(580)
Loss on impairment of assets in discontinued operations, net	(986)	(38)	(1,012)
Gain on disposal of discontinued operations, net	82	183	2
Other income, net	—	18	8
Income (loss) from discontinued operations before income tax expense	(1,022)	121	(871)
Income tax expense	(5)	(36)	(23)
Income (loss) from discontinued operations, net of tax	$(1,027)	$85	$(894)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Assets and liabilities of discontinued operations

The carrying amounts of the major classes of assets and liabilities associated with our discontinued operations were classified as follows (in millions):

	December 31,
	2012	2011
Assets
Rigs and related equipment, net	$104	$—
Materials and supplies	71	—
Oil and gas properties, net	—	24
Other related assets	4	2
Assets held for sale	$179	$26

Materials and supplies	$—	$98
Other assets	—	21
Other current assets	$—	$119

Rig and related equipment, net	$—	$1,745
Intangible assets	—	70
Deferred costs	—	42
Other assets	$—	$1,857

Liabilities
Deferred revenues	$32	$17
Deferred income taxes, net	—	6
Other liabilities	3	14
Other current liabilities	$35	$37

Deferred revenues	$—	$8
Deferred taxes, net	—	32
Other long-term liabilities	$—	$40

Standard Jackup and swamp barge contract drilling operations

Overview—In September 2012, we committed to a plan to discontinue operations associated with the Standard Jackup and swamp barge asset groups, components of our contract drilling services operating segment.  As a result of our decision to discontinue operations associated with these components of our contract drilling services operating segment, we allocated $112 million of goodwill to the disposal group based on the fair value of the disposal group relative to the fair value of the contract drilling services operating segment.  We estimated the fair value of the disposal group and the contract drilling services operating segment using a variety of valuation methods, including the income and market approaches.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the disposal group and of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

At December 31, 2012, the remaining Standard Jackups, which were not sold in the sale transactions with Shelf Drilling, including D.R. Stewart, GSF Adriatic VIII, GSF Rig 127, GSF Rig 134, Interocean III, Trident IV-A and Trident VI, and related equipment, were classified as held for sale with an aggregate carrying amount of $112 million, including $8 million in materials and supplies.

Impairments—In September 2012, in connection with our reclassification of the Standard Jackup and swamp barge disposal group to assets held for sale, we determined that the disposal group was impaired since its aggregate carrying amount exceeded its aggregate fair value.  We estimated the fair value of this disposal group by applying a variety of valuation methods, including cost, income and market approaches, to estimate the exit price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Although we based certain components of our valuation on significant other observable inputs, including binding sale and purchase agreements, we estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the disposal group, such as long-term projections for future revenues and costs, dayrates, rig utilization and idle time.  We measured the impairments of the disposal group as the amount by which the carrying amounts exceeded its estimated fair value less costs to sell.  Included in the loss on impairment, we recognized $20 million of personnel costs relating to postemployment obligations for certain employees and contract labor.  The loss on impairment also included approximately $60 million of costs for the required reactivation of

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

one drilling unit pursuant to the sale agreement and approximately $17 million of costs to sell the disposal group, including legal and financial advisory costs and expenses.  In the year ended December 31, 2012, as a result of our valuation, we recognized losses of $744 million ($2.08 per diluted share) and $112 million ($0.31 per diluted share), with no tax effect, associated with the impairment of long-lived assets and the goodwill, respectively.

In the year ended December 31, 2012, we also recognized aggregate losses of $29 million ($0.08 per diluted share), which had no tax effect, associated with the impairment of the Standard Jackups GSF Adriatic II and GSF Rig 136, which were classified as assets held for sale at the time of impairment.  In the year ended December 31, 2011, we recognized aggregate losses of $28 million ($0.09 per diluted share), which had a tax effect of less than $1 million, associated with the impairment of the Standard Jackups George H. Galloway, GSF Britannia, GSF Labrador and the swamp barge Searex IV, which were classified as assets held for sale at the time of impairment.  We measured the impairments of the drilling units and related equipment as the amount by which the carrying amounts exceeded the estimated fair values less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including binding sale and purchase agreements for the drilling units and related equipment.

During the year ended December 31, 2010, we determined that the Standard Jackup asset group in our contract drilling services reporting unit was impaired due to projected declines in dayrates and utilization rates.  We measured the fair value of this asset group by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  We estimated the fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the asset group, such as long-term projections for future revenues and costs, dayrates, rig utilization rates and idle time.  As a result, we determined that the carrying amount of the Standard Jackup asset group exceeded its fair value, and in the year ended December 31, 2010, we recognized a loss on impairment of long-lived assets in the amount of $1.0 billion ($3.13 per diluted share), which had no tax effect.

Sale transactions with Shelf Drilling—On November 30, 2012, we completed the sale of 38 drilling units to Shelf Drilling.  Such drilling units included the Standard Jackup GSF Baltic, which was formerly classified as a High-Specification Jackup, the Standard Jackups C.E. Thornton, F.G. McClintock, GSF Adriatic I, GSF Adriatic V, GSF Adriatic VI, GSF Adriatic IX, GSF Adriatic X, GSF Compact Driller, GSF Galveston Key, GSF High Island II, GSF High Island IV, GSF High Island V, GSF High Island VII, GSF High Island IX, GSF Key Gibraltar, GSF Key Hawaii, GSF Key Manhattan, GSF Key Singapore, GSF Main Pass I, GSF Main Pass IV, GSF Parameswara, GSF Rig 105, GSF Rig 124, GSF Rig 141, Harvey H. Ward, J.T. Angel, Randolph Yost, Ron Tappmeyer, Transocean Comet, Trident II, Trident VIII, Trident IX, Trident XII, Trident XIV, Trident XV and Trident XVI and the swamp barge Hibiscus, along with related equipment.

In connection with the sale, we received cash proceeds of $568 million, net of certain working capital and other adjustments, and non-cash proceeds in the form of perpetual preference shares that had a stated value of $196 million and an estimated fair value of $194 million, including the fair value associated with embedded derivatives, at the closing of the transaction.  Although we based certain components of our valuation of the preference shares on significant other observable inputs, such as market dividend rates and projected oil prices, we estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings and financial position of the investee.  As a result of the sale transactions with Shelf Drilling, in the year ended December 31, 2012, we recognized a gain on the disposal of the assets sold in the amount of $8 million (net loss of $5 million or $0.01 per diluted share, net of tax), subject to working capital and other adjustments currently under review by us and Shelf Drilling pursuant to the terms of the sales agreements. Such adjustments, if not resolved between us and Shelf Drilling within the period of time stipulated in the agreements, will become subject to a dispute resolution process. While we cannot provide assurance as to the final resolution of the adjustments, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations, or cash flows.

The ultimate parent company of Shelf Drilling is a newly formed company sponsored equally by three private equity firms.  The preference shares received in the sale transactions represent an interest in an intermediate parent company of Shelf Drilling.  As holder of the preference shares, we are entitled to cumulative dividends, payable in-kind, at 10 percent per annum, escalating two percent biannually to a maximum of 14 percent but subject to reductions or increases under certain circumstances.  The preference shares contain two embedded derivatives, including (a) a ceiling dividend rate indexed to the price of Brent Crude oil and (b) a dividend rate premium triggered in the event of credit default (see Note 15—Derivatives and Hedging).  The preference shares are subject to mandatory redemption upon certain specified events outside of our control, including an initial public offering or change of control of Shelf Drilling.

For a transition period following the completion of the sale transactions, we agreed to continue to operate a substantial portion of the Standard Jackups under operating agreements with Shelf Drilling and to provide certain other transition services to Shelf Drilling.  The costs to us of providing such operating and transition services may exceed the amounts we receive from Shelf Drilling as compensation for providing such services.  Under the operating agreements, we agreed to continue to operate these Standard Jackups on behalf of Shelf Drilling for periods ranging from nine months to 27 months, until expiration or novation of the underlying drilling contracts by Shelf Drilling.  As of December 31, 2012, we operated 25 Standard Jackups under operating agreements with Shelf Drilling.  Under a transition services agreement, we agreed to provide certain transition services for a period of up to 18 months following the completion of the sale transactions.

For a period of up to three years following the closing of the sale transactions, we have agreed to provide to Shelf Drilling up to $125 million of financial support by maintaining letters of credit, surety bonds and guarantees for various contract bidding and performance activities associated with the drilling units sold to Shelf Drilling and in effect at the closing of the sale transactions.  At the time of the sale transactions, we had $113 million of outstanding letters of credit, issued under our committed and uncommitted credit lines, in support of rigs sold to Shelf Drilling.  Included within the $125 million maximum amount, we agreed to provide up to $65 million of additional financial

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

support in connection with any new drilling contracts related to such drilling units.  Shelf Drilling is required to reimburse us in the event that any of these instruments are called.  At December 31, 2012, we had $113 million of outstanding letters of credit, issued under our committed and uncommitted credit lines, in support of drilling units sold to Shelf Drilling.  See Note 17—Commitments and Contingencies.

Other dispositions—During the year ended December 31, 2012, we also completed the sales of the Standard Jackups GSF Adriatic II, GSF Rig 103, GSF Rig 136, Roger W. Mowell, Transocean Nordic, Transocean Shelf Explorer and Trident 17, along with related equipment.  During the year ended December 31, 2011, we completed the sales of the Standard Jackups George H. Galloway, GSF Adriatic XI, GSF Britannia, GSF Labrador and Transocean Mercury and the swamp barge Searex IV, along with related equipment, and our ownership interest in Joides Resolution.  In connection with the disposal of these assets, in the years ended December 31, 2012 and 2011, we received aggregate net cash proceeds of $201 million and $185 million, and we recognized an aggregate net gain on disposal of these assets in the amount of $74 million ($0.20 per diluted share) and $32 million ($0.10 per diluted share), respectively, which had no tax effect in either period.  In the years ended December 31, 2012 and 2011, we recognized losses on the disposal of unrelated assets in the amount of $9 million and $1 million, respectively.

In December 2012, we entered into agreements to sell the Standard Jackups D.R. Stewart and GSF Adriatic VIII and related equipment.  See Note 29—Subsequent Events.

Caspian Sea contract drilling operations

Overview—In February 2011, in connection with our efforts to dispose of non-strategic assets, we sold the subsidiary that owns the High-Specification Jackup Trident 20, located in the Caspian Sea.  The disposal of this subsidiary, a component of our contract drilling services operating segment, reflects our decision to discontinue operations in the Caspian Sea.  Through June 2011, we continued to operate Trident 20 under a bareboat charter to perform services for the customer and the buyer reimbursed us for the approximate cost of providing these services.  Additionally, we provided certain transition services to the buyer through September 2011.

Disposition—In the year ended December 31, 2011, in connection with the sale of the High-Specification Jackup Trident 20, we received net cash proceeds of $259 million and recognized a gain on the disposal of the assets of $169 million ($0.52 per diluted share), which had no tax effect.

U.S. Gulf of Mexico drilling management services

Overview—In March 2012, we announced our intent to discontinue drilling management operations in the shallow waters of the U.S. Gulf of Mexico, a component of our drilling management services segment, upon completion of our then existing contracts.  We based our decision to abandon this market on the declining market outlook for these services in the shallow waters of the U.S. Gulf of Mexico as well as the more difficult regulatory environment for obtaining drilling permits.  In December 2012, we completed the final drilling management project and discontinued offering our drilling management services in this region.

Impairments—During the year ended December 31, 2012, we determined that the customer relationships intangible asset associated with the U.S. operations of our drilling management services reporting unit was impaired due to the declining market outlook for these services in the shallow waters of the U.S. Gulf of Mexico as well as the increased regulatory environment for obtaining drilling permits and the diminishing demand for our drilling management services.  We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation methodology that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.  As a result of our valuation, we determined that the carrying amount of the customer relationships intangible asset exceeded its fair value, and we recognized a loss on impairment of $31 million ($20 million or $0.06 per diluted share, net of tax) in the year ended December 31, 2012.

During the year ended December 31, 2012, we determined that the trade name intangible asset associated with our drilling management services reporting unit was impaired due to the declining market outlook for these services in the shallow waters of the U.S. Gulf of Mexico as well as the increased regulatory environment for obtaining drilling permits and the diminishing demand for drilling management services.  We estimated the fair value of the trade name intangible asset using the relief from royalty method, a valuation methodology that applies the income approach.  We estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the drilling management services reporting unit, such as future commodity prices, projected demand for drilling management services, rig availability and dayrates.  As a result of our valuation, we determined that the carrying amount of the trade name intangible asset exceeded its fair value, and we recognized a loss on impairment of $39 million ($25 million or $0.07 per diluted share, net of tax) in the year ended December 31, 2012.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Oil and gas properties

Overview—In March 2011, in connection with our efforts to dispose of non-strategic assets, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties reporting unit, formerly a component of our other operations segment, which comprised the exploration, development and production activities performed by CMI.

Impairments—In the year ended December 31, 2012, we recognized losses of $11 million ($10 million or $0.02 per diluted share, net of tax) associated with the impairment of our oil and gas properties, which were classified as assets held for sale, since the carrying amount of the properties exceeded the estimated fair value less costs to sell the properties.  In the year ended December 31, 2011, we recognized a loss of $10 million ($6 million or $0.02 per diluted share, net of tax) associated with the impairment of our oil and gas properties, which were classified as assets held for sale, since the carrying amount of the properties exceeded the estimated fair value less costs to sell the properties.  We estimated fair value based on significant other observable inputs, representative of a Level 2 fair value measurement, including a binding sale and purchase agreement for the properties.

Dispositions—In October 2011, we completed the sale of Challenger Minerals (North Sea) Limited for aggregate net cash proceeds of $24 million, and in May 2012, we received additional cash proceeds of $10 million.  During the year ended December 31, 2012, we completed the sales of the assets of Challenger Minerals Inc. and Challenger Minerals (Ghana) Limited for aggregate net cash proceeds of $7 million and $6 million, respectively.  In the year ended December 31, 2012, in connection with these disposals, we recognized an aggregate net gain of $9 million ($0.02 per diluted share), which had no tax effect.  In the year ended December 31, 2011, in connection with these disposals, we recognized an aggregate net loss of $4 million (aggregate net gain of $14 million or $0.05, net of tax).

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 10—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings from continuing operations were as follows (in millions, except per share data):

	Years ended December 31,
	2012		2011		2010
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Income (loss) from continuing operations attributable to controlling interest	$808	$808	$(5,839)	$(5,839)	$1,820	$1,820
Undistributed earnings allocable to participating securities	—	—	—	—	(10)	(10)
Income (loss) from continuing operations available to shareholders	$808	$808	$(5,839)	$(5,839)	$1,810	$1,810

Denominator for earnings (loss) per share
Weighted-average shares outstanding	356	356	322	322	320	320
Effect of stock options and other share-based awards	—	—	—	—	—	—
Weighted-average shares for per share calculation	356	356	322	322	320	320

Per share earnings (loss) from continuing operations	$2.27	$2.27	$(18.14)	$(18.14)	$5.66	$5.66

For the years ended December 31, 2012, 2011 and 2010, respectively, we have excluded 2.4 million, 2.4 million and 2.2 million share-based awards from the calculation since the effect would have been anti-dilutive.  The 1.625% Series A Convertible Senior Notes, 1.50% Series B Convertible Senior Notes and 1.50% Series C Convertible Senior Notes did not have an effect on the calculation for the periods presented.  See Note 14—Debt.

Note 11—Other Comprehensive Income (Loss)

The allocation of other comprehensive income (loss) attributable to controlling interest and to noncontrolling interest was as follows (in millions):

	Years ended December 31,
	2012			2011			2010
	Controlling interest	Non-controlling interest (a)	Total	Controlling interest	Non-controlling interest (a)	Total	Controlling interest	Non-controlling interest (a)	Total
Unrecognized components of net periodic benefit costs	$(52)	$—	$(52)	$(204)	$—	$(204)	$(8)	$—	$(8)
Unrecognized gain (loss) on derivative instruments	6	(3)	3	3	(16)	(13)	(10)	(19)	(29)
Unrecognized loss on marketable securities	—	—	—	(13)	—	(13)	—	—	—
Recognized components of net periodic benefit costs	47	—	47	25	—	25	16	—	16
Recognized (gain) loss on derivative instruments	(4)	3	(1)	(1)	12	11	14	(2)	12
Recognized loss on marketable securities	2	—	2	13	—	13	—	—	—

Other comprehensive income (loss) before income taxes	(1)	—	(1)	(177)	(4)	(181)	12	(21)	(9)
Income taxes related to other comprehensive income (loss)	(7)	—	(7)	13	—	13	(9)	—	(9)
Other comprehensive income (loss), net of tax	$(8)	$—	$(8)	$(164)	$(4)	$(168)	$3	$(21)	$(18)

(a)          Includes amounts attributable to noncontrolling interest and redeemable noncontrolling interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 12—Drilling Fleet

Construction work in progress—Capital expenditures and other capital additions, including capitalized interest, for each of the three years ended December 31, 2012 were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Construction work in progress, at beginning of period	$1,360	$1,450	$3,657

Newbuild construction program
Ultra-Deepwater Floater TBN1 (a)	139	—	—
Ultra-Deepwater Floater TBN2 (a)	128	—	—
Ultra-Deepwater Floater TBN3 (a)	76	—	—
Ultra-Deepwater Floater TBN4 (a)	76	—	—
Transocean Ao Thai (b)	72	80	—
Deepwater Asgard (c)	46	4	—
Deepwater Invictus (c)	40	3	—
Transocean Siam Driller (b)	39	113	9
Transocean Andaman (b)	38	113	9
Transocean Honor (d)	35	129	98
Deepwater Champion (e)	—	76	249
Discoverer India (f)	—	—	262
Discoverer Luanda (g)	—	—	212
Dhirubhai Deepwater KG2 (h)	—	—	45
Discoverer Inspiration (h)	—	—	33
Other construction projects and capital additions	614	456	432
Total capital expenditures	1,303	974	1,349
Acquisition of construction work in progress (c)	—	272	—
Changes in accrued capital expenditures	61	(2)	(57)

Property and equipment placed into service
Transocean Honor (d)	(262)	—	—
Deepwater Champion (e)	—	(881)	—
Discoverer India (f)	—	—	(835)
Discoverer Luanda (g)	—	—	(783)
Discoverer Inspiration (h)	—	—	(781)
Dhirubhai Deepwater KG2 (h)	—	—	(707)
Other property and equipment	(490)	(453)	(393)
Construction work in progress, at end of period	$1,972	$1,360	$1,450

(a)          Our four newbuild Ultra-Deepwater drillships, under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, are expected to commence operations in the fourth quarter of 2015, the second quarter of 2016, the fourth quarter of 2016 and the first quarter of 2017.

(b)         Transocean Siam Driller, Transocean Andaman and Transocean Ao Thai, three Keppel FELS Super B class design High-Specification Jackups, under construction at Keppel FELS’ yard in Singapore, are expected to commence operations in the first quarter of 2013, the second quarter of 2013 and the fourth quarter of 2013, respectively.

(c)          Deepwater Asgard and Deepwater Invictus, two Ultra-Deepwater drillships under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, are expected to be ready to commence operations in the second quarter of 2014.  In the year ended December 31, 2011, we acquired the construction work in progress associated with these Ultra-Deepwater drillships with an aggregate estimated fair value of $272 million.  See Note 5—Business Combination.

(d)         Transocean Honor, a PPL Pacific Class 400 design High-Specification Jackup, owned through our 70 percent interest in TDSOI, commenced operations in May 2012.  The costs presented above represent 100 percent of TDSOI’s expenditures in the construction of Transocean Honor.

(e)          Deepwater Champion, an Ultra-Deepwater drillship, commenced operations in May 2011.

(f)            Discoverer India, an Ultra-Deepwater drillship, commenced operations in December 2010.

(g)         Discover Luanda, an Ultra-Deepwater drillship, owned through our 65 percent interest in ADDCL, commenced operations in December 2010.  The costs presented above represent 100 percent of ADDCL’s expenditures in the construction of Discover Luanda.

(h)         Discoverer Inspiration and Dhirubhai Deepwater KG2, two Ultra-Deepwater drillships, commenced operations in March 2010.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Other capital additions—In March 2010, we acquired GSF Explorer, an asset formerly held under capital lease, in exchange for a cash payment in the amount of $15 million, thereby terminating the capital lease obligation.  See Note 14—Debt.

Dispositions—During the year ended December 31, 2012, we completed the sales of the Deepwater Floaters Discoverer 534 and Jim Cunningham.  In connection with the sales, we received aggregate net cash proceeds of $178 million, and we recognized a net gain on disposal of these drilling units and related equipment in the amount of $51 million ($48 million or $0.13 per diluted share from continuing operations net of tax).  In the year ended December 31, 2012, we recognized a net loss on disposal of unrelated assets in the amount of $15 million.

In the year ended December 31, 2011, we recognized an aggregate net loss of $12 million on disposal of assets unrelated to dispositions of rigs.

During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV.  In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate amount of $165 million (see Note 6—Variable Interest Entities).  We operated GSF Arctic IV under a short-term bareboat charter with the new owner of the vessel until November 2010.  As a result of the sales, we recognized a net loss on disposal of assets of $15 million ($0.05 per diluted share from continuing operations), which had no tax effect in the year ended December 31, 2010.  In the year ended December 31, 2010, we recognized a net gain on disposal of unrelated assets of $5 million.

Loss of drilling unit—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig.  In the year ended December 31, 2010, we received $560 million in cash proceeds from insurance recoveries related to the loss of the drilling unit, and we recognized a gain on the loss of the rig of $267 million ($0.83 per diluted share from continuing operations), which had no tax effect.  See Note 17—Commitments and Contingencies.

Note 13—Goodwill and Other Intangible Assets

Goodwill and other indefinite-lived intangible assets—The gross carrying amounts of goodwill and accumulated impairment associated with our contract drilling services were as follows (in millions):

	Year ended December 31, 2012			Year ended December 31, 2011
	Gross carrying amount	Accumulated impairment	Net carrying amount	Gross carrying amount	Accumulated impairment	Net carrying amount
Balance, beginning of period	$10,911	$(7,694)	$3,217	$10,626	$(2,494)	$8,132
Impairment associated with continuing operations	—	(118)	(118)	—	(5,200)	(5,200)
Reclassified balance associated with discontinued operations (a)	(112)	—	(112)	—	—	—
Business combination	—	—	—	285	—	285
Balance, end of period	$10,799	$(7,812)	$2,987	$10,911	$(7,694)	$3,217

(a)          As a result of our decision to discontinue operations associated with the Standard Jackups and swamp barge components of our contract drilling services operating segment, we allocated $112 million of goodwill attributable to such operations, which was subsequently impaired.  See Note 9—Discontinued Operations.

At December 31, 2012 and 2011, goodwill associated with our drilling management services, having a gross carrying amount of $176 million, was fully impaired.

The gross carrying amounts of the ADTI trade name, which we considered to be an indefinite-lived intangible asset attributed to the U.S. operations of our drilling management services segment, and accumulated impairment were as follows (in millions):

	Year ended December 31, 2012			Year ended December 31, 2011
	Gross carrying amount	Accumulated impairment	Net carrying amount	Gross carrying amount	Accumulated impairment	Net carrying amount
Trade name
Balance, beginning of period	$76	$(37)	$39	$76	$(37)	$39
Reclassified balance associated with discontinued operations (a)	(76)	37	(39)	—	—	—
Balance, end of period	$—	$—	$—	$76	$(37)	$39

(a)          As a result of our decision to discontinue the U.S. operations of our drilling management services operating segment, we reclassified the balances attributable to such operations.  See Note 9—Discontinued Operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Definite-lived intangible assets and liabilities—The gross carrying amounts of our drilling contract intangibles and drilling management customer relationships, both of which we consider to be definite-lived intangible assets and intangible liabilities, and accumulated amortization and impairment were as follows (in millions):

	Year ended December 31, 2012			Year ended December 31, 2011
	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount
Drilling contract intangible assets
Balance, beginning of period	$191	$(191)	$—	$191	$(185)	$6
Amortization	—	—	—	—	(6)	(6)
Reclassified balance associated with discontinued operations (a)	(182)	182	—	—	—	—
Balance, end of period	9	9	—	191	(191)	—

Customer relationships
Balance, beginning of period	148	(94)	54	148	(89)	59
Amortization	—	(1)	(1)	—	(5)	(5)
Impairment associated with continuing operations	—	(22)	(22)	—	—	—
Reclassified balance associated with discontinued operations (b)	(88)	57	(31)	—	—	—
Balance, end of period	60	(60)	—	148	(94)	54

Total definite-lived intangible assets
Balance, beginning of period	339	(285)	54	339	(274)	65
Amortization	—	(1)	(1)	—	(11)	(11)
Impairment associated with continuing operations	—	(22)	(22)	—	—	—
Reclassified balance associated with discontinued operations (b)	(270)	239	(31)	—	—	—
Balance, end of period	$69	$(69)	$—	$339	$(285)	$54

Drilling contract intangible liabilities
Balance, beginning of period	$1,494	$(1,393)	$101	$1,494	$(1,342)	$152
Amortization	—	(42)	(42)	—	(51)	(51)
Reclassified balance associated with discontinued operations (a)	(84)	84	—	—	—	—
Balance, end of period	$1,410	$(1,351)	$59	$1,494	$(1,393)	$101

(a)          As a result of our decision to discontinue operations associated with the Standard Jackup and swamp barge asset groups, we reclassified the balances attributable to such operations.  See Note 9—Discontinued Operations.

(b)         As a result of our decision to discontinue the U.S. operations of our drilling management services operating segment, we reclassified the balances attributable to such operations.  See Note 9—Discontinued Operations.

At December 31, 2012, the estimated future amortization of our drilling contract intangible liabilities was as follows (in millions):

Drilling contract intangible liabilities
Years ending December 31,
2013	$24
2014	15
2015	14
2016	6
Total intangible liabilities	$59

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 14—Debt

Debt, net of unamortized discounts, premiums and fair value adjustments, was comprised of the following (in millions):

	December 31, 2012			December 31, 2011
	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
5% Notes due February 2013	$250	$—	$250	$253	$—	$253
5.25% Senior Notes due March 2013 (a)	502	—	502	507	—	507
TPDI Credit Facilities due March 2015	403	—	403	—	473	473
4.95% Senior Notes due November 2015 (a)	1,118	—	1,118	1,120	—	1,120
Aker Revolving Credit and Term Loan Facility due December 2015	—	—	—	594	—	594
Callable Bonds due February 2016	282	—	282	267	—	267
5.05% Senior Notes due December 2016 (a)	999	—	999	999	—	999
2.5% Senior Notes due October 2017 (a)	748	—	748	—	—	—
ADDCL Credit Facilities due December 2017	—	191	191	—	217	217
Eksportfinans Loans due January 2018	797	—	797	884	—	884
6.00% Senior Notes due March 2018 (a)	998	—	998	998	—	998
7.375% Senior Notes due April 2018 (a)	247	—	247	247	—	247
TPDI Notes due October 2019	—	—	—	—	148	148
6.50% Senior Notes due November 2020 (a)	899	—	899	899	—	899
6.375% Senior Notes due December 2021 (a)	1,199	—	1,199	1,199	—	1,199
3.8% Senior Notes due October 2022 (a)	745	—	745	—	—	—
7.45% Notes due April 2027 (a)	97	—	97	97	—	97
8% Debentures due April 2027 (a)	57	—	57	57	—	57
7% Notes due June 2028	311	—	311	311	—	311
Capital lease contract due August 2029	657	—	657	676	—	676
7.5% Notes due April 2031 (a)	598	—	598	598	—	598
1.50% Series B Convertible Senior Notes due December 2037 (a)	—	—	—	30	—	30
1.50% Series C Convertible Senior Notes due December 2037 (a)	62	—	62	1,663	—	1,663
6.80% Senior Notes due March 2038 (a)	999	—	999	999	—	999
7.35% Senior Notes due December 2041 (a)	300	—	300	300	—	300
Total debt	12,268	191	12,459	12,698	838	13,536
Less debt due within one year
5% Notes due February 2013	250	—	250	—	—	—
5.25% Senior Notes due March 2013 (a)	502	—	502	—	—	—
TPDI Credit Facilities due March 2015	70	—	70	—	70	70
Aker Revolving Credit and Term Loan Facility due December 2015	—	—	—	90	—	90
Callable Bonds due February 2016	282	—	282	—	—	—
ADDCL Credit Facilities due December 2017	—	28	28	—	27	27
Eksportfinans Loans due January 2018	153	—	153	142	—	142
TPDI Notes due October 2019	—	—	—	—	148	148
Capital lease contract due August 2029	20	—	20	17	—	17
1.50% Series B Convertible Senior Notes due December 2037 (a)	—	—	—	30	—	30
1.50% Series C Convertible Senior Notes due December 2037 (a)	62	—	62	1,663	—	1,663
Total debt due within one year	1,339	28	1,367	1,942	245	2,187
Total long-term debt	$10,929	$163	$11,092	$10,756	$593	$11,349

(a)          Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd. has also guaranteed borrowings under the Five-Year Revolving Credit Facility and the Three-Year Secured Revolving Credit Facility.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or return of capital distributions.  See Note 26—Condensed Consolidating Financial Information.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Scheduled maturities—At December 31, 2012, the scheduled maturities of our debt were as follows (in millions):

	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
Years ending December 31,
2013	$1,053	$28	$1,081
2014	244	30	274
2015	1,539	61	1,600
2016	1,448	35	1,483
2017	930	37	967
Thereafter	7,032	—	7,032
Total debt, excluding unamortized discounts, premiums and fair value adjustments	12,246	191	12,437
Total unamortized discounts, premiums and fair value adjustments	22	—	22
Total debt	$12,268	$191	$12,459

Five-Year Revolving Credit Facility—We have a $2.0 billion five-year revolving credit facility, established under a bank credit agreement dated November 1, 2011, as amended, that is scheduled to expire on November 1, 2016 (the “Five-Year Revolving Credit Facility”).  We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five-Year Revolving Credit Facility Margin”) that is based on the credit rating of our non-credit enhanced senior unsecured long-term debt (“Debt Rating”) or (2) the base rate specified in the credit agreement plus the Five-Year Revolving Credit Facility Margin, less one percent per annum.  At December 31, 2012, based on our Debt Rating on that date, the Five-Year Revolving Credit Facility Margin was 1.625 percent.  Throughout the term of the Five-Year Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment, which ranges from 0.125 percent to 0.325 percent depending on our Debt Rating, and was 0.275 percent at December 31, 2012.  Among other things, the Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  Borrowings are guaranteed by Transocean Ltd. and may be prepaid in whole or in part without premium or penalty.  At December 31, 2012, we had $24 million in letters of credit issued and outstanding, we had no borrowings outstanding, and we had $2.0 billion of available borrowing capacity under the Five-Year Revolving Credit Facility.

Three-Year Secured Revolving Credit Facility—We have a $900 million three-year secured revolving credit facility, established under a bank credit agreement dated October 25, 2012, that is scheduled to expire on October 25, 2015 (the “Three-Year Secured Revolving Credit Facility”).  We may borrow under the Three-Year Secured Revolving Credit Facility at either (1) LIBOR plus a margin (the “Three-Year Secured Revolving Credit Facility Margin”) that ranges from 0.875 percent to 2.5 percent based on our Debt Rating or (2) the base rate specified in the credit agreement plus the Three-Year Secured Revolving Credit Facility Margin, less one percent per annum.  At December 31, 2012, based on our Debt Rating on that date, the Three-Year Secured Revolving Credit Facility Margin was 2.0 percent.  Throughout the term of the Three-Year Secured Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment, which ranges from 0.125 percent to 0.50 percent depending on our Debt Rating, and was 0.375 percent at December 31, 2012.  Among other things, the Three-Year Secured Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Three-Year Secured Revolving Credit Facility also contains a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Three-Year Secured Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  Borrowings are guaranteed by Transocean Ltd. and Transocean Inc. and may be prepaid in whole or in part without premium or penalty.  At December 31, 2012, we had no borrowings outstanding, and we had $900 million of available borrowing capacity under the Three-Year Secured Revolving Credit Facility.

Borrowings under the Three-Year Secured Revolving Credit Facility are secured by the Ultra-Deepwater Floaters Deepwater Champion, Discoverer Americas and Discoverer Inspiration.  At December 31, 2012 and 2011, the aggregate carrying amount of Deepwater Champion, Discoverer Americas and Discoverer Inspiration was $2.3 billion.

5% Notes and 7% Notes—Two of our wholly-owned subsidiaries are the obligors on the 5% Notes due 2013 (the “5% Notes”) and the 7% Notes due 2028 (the “7% Notes”), and we have not guaranteed either obligation.  The indentures related to the 5% Notes and the 7% Notes contain limitations on creating liens and sale/leaseback transactions.  The respective obligor may redeem the 5% Notes and the 7% Notes in whole or in part at a price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  At December 31, 2012, the aggregate outstanding principal amount of the 5% Notes and the 7% Notes was $250 million and $300 million, respectively.  See Note 15—Derivatives and Hedging and Note 29—Subsequent Events.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

5.25% Senior Notes, 6.00% Senior Notes and 6.80% Senior Notes—In December 2007, we issued $500 million aggregate principal amount of 5.25% Senior Notes due March 2013 (the “5.25% Senior Notes”), $1.0 billion aggregate principal amount of 6.00% Senior Notes due March 2018 (the “6.00% Senior Notes”) and $1.0 billion aggregate principal amount of 6.80% Senior Notes due March 2038 (the “6.80% Senior Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the notes at any time, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  At December 31, 2012, the aggregate outstanding principal amount of the 5.25% Senior Notes, the 6.00% Senior Notes and the 6.80% Senior Notes was $500 million, $1.0 billion and $1.0 billion, respectively, were outstanding.  See Note 15—Derivatives and Hedging.

TPDI Credit Facilities—We have a $1.265 billion secured credit facility, comprised of a $1.0 billion senior term loan, a $190 million junior term loan and a $75 million revolving credit facility, established under a bank credit agreement dated October 28, 2008, that is scheduled to expire in March 2015 (the “TPDI Credit Facilities”).  One of our subsidiaries participates in the senior and junior term loans with an aggregate commitment of $595 million.  The senior term loan, the junior term loan and the revolving credit facility bear interest at LIBOR plus the applicable margins of 1.45 percent, 2.25 percent and 1.45 percent, respectively.  The senior term loan requires quarterly payments with a final payment in March 2015.  The junior term loan and the revolving credit facility are due in full in March 2015.  The TPDI Credit Facilities have covenants that require TPDI to maintain a minimum cash balance and available liquidity, a minimum debt service ratio and a maximum leverage ratio.  The TPDI Credit Facilities may be prepaid in whole or in part without premium or penalty.  At December 31, 2012, outstanding borrowings under the TPDI Credit Facilities were $805 million, of which $402 million was due to one of our subsidiaries and was eliminated in consolidation.  The weighted-average interest rate on December 31, 2012 was 1.9 percent.  See Note 15—Derivatives and Hedging.

Borrowings under the TPDI Credit Facilities are secured by the Ultra-Deepwater Floaters Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  At December 31, 2012 and 2011, the aggregate carrying amount of Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2 was $1.4 billion.

Under the TPDI Credit Facilities, we are required to satisfy certain liquidity requirements, including a requirement to maintain certain cash balances in restricted accounts for the payment of scheduled installments.  At December 31, 2012 and 2011, we had restricted cash investments of $23 million.  At December 31, 2012 and 2011, we had an outstanding letter of credit in the amount of $60 million to satisfy additional liquidity requirements under the TPDI Credit Facilities.

4.95% Senior Notes and 6.50% Senior Notes—In September 2010, we issued $1.1 billion aggregate principal amount of 4.95% Senior Notes due November 2015 (the “4.95% Senior Notes”) and $900 million aggregate principal amount of 6.50% Senior Notes due November 2020 (the “6.50% Senior Notes,” and together with the 4.95% Senior Notes, the “2010 Senior Notes”).  We are required to pay interest on the 2010 Senior Notes on May 15 and November 15 of each year, beginning November 15, 2010.  We may redeem some or all of the 2010 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make whole premium.  The indenture pursuant to which the 2010 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2012, the aggregate outstanding principal amount of the 4.95% Senior Notes and the 6.50% Senior Notes was $1.1 billion and $900 million, respectively.  See Note 15—Derivatives and Hedging.

5.05% Senior Notes, 6.375% Senior Notes and 7.35% Senior Notes—In December 2011, we issued $1.0 billion aggregate principal amount of 5.05% Senior Notes due December 2016 (the “5.05% Senior Notes”), $1.2 billion aggregate principal amount of 6.375% Senior Notes due December 2021 (the “6.375% Senior Notes”) and $300 million aggregate principal amount of 7.35% Senior Notes due December 2041 (the “7.35% Senior Notes,” and collectively with the 5.05% Senior Notes and the 6.375% Senior Notes, the “2011 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  The indenture pursuant to which the 2011 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2011 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make whole premium.  At December 31, 2012, the aggregate outstanding principal amount of the 5.05% Senior Notes, the 6.375% Senior Notes and the 7.35% Senior Notes was $1.0 billion, $1.2 billion and $300 million, respectively.

Aker Revolving Credit and Term Loan Facility—We had a credit facility, comprised of a $500 million revolving credit facility and a $400 million term loan, established under the Revolving Credit and Term Loan Facility Agreement dated February 21, 2011 (the “Aker Revolving Credit and Term Loan Facility”).  In the year ended December 31, 2012, we prepaid $333 million of borrowings under the Aker Term Loan, and we recognized an aggregate gain of $2 million on the retirement of debt.  In September 2012, we cancelled the Aker Revolving Credit and Term Loan Facility.

Callable Bonds—In connection with our acquisition of Aker Drilling, we assumed NOK 940 million aggregate principal amount of the FRN Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “FRN Callable Bonds”) and NOK 560 million aggregate principal amount of the 11% Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “11% Callable Bonds,” and together with the FRN Callable Bonds, the “Callable Bonds”), which are publicly traded on the Oslo Stock Exchange.  The FRN Callable Bonds bear interest at the Norwegian Interbank Offered Rate plus seven percent.  The Callable Bonds require quarterly interest payments and may be redeemed in whole or in part at an amount equal to the outstanding principal plus a certain premium amount and accrued unpaid interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

At December 31, 2012, the total aggregate principal amounts of the FRN Callable Bonds and the 11% Callable Bonds were NOK 940 million and NOK 560 million, equivalent to $169 million and $101 million, respectively, using an exchange rate of NOK 5.56 to US $1.00.  At December 31, 2012, the interest rate on the FRN Callable Bonds was 9.0 percent.  See Note 15—Derivatives and Hedging and Note 29—Subsequent Events.

2.5% Senior Notes and 3.8% Senior Notes—In September 2012, we issued $750 million aggregate principal amount of 2.5% Senior Notes due October 2017 (the “2.5% Senior Notes”) and $750 million aggregate principal amount of 3.8% Senior Notes due October 2022 (the “3.8% Senior Notes,” and together with the 2.5% Senior Notes, the “2012 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  The indenture pursuant to which the 2012 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2012 Senior Notes at any time prior to maturity at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, together with a make-whole premium unless, in the case of the 3.8% Senior Notes, such redemption occurs on or after July 15, 2022, in which case no such make-whole premium will apply.  At December 31, 2012, the aggregate outstanding principal amount of the 2.5% Senior Notes and the 3.8% Senior Notes was $750 million and $750 million, respectively.

ADDCL Credit Facilities—ADDCL has a senior secured credit facility, comprised of Tranche A for $215 million and Tranche C for $399 million, under a bank credit agreement dated June 2, 2008 that is scheduled to expire in December 2017 (the “ADDCL Primary Loan Facility”).  Unaffiliated financial institutions provide the commitment for and borrowings under Tranche A, and one of our subsidiaries provides the commitment for Tranche C.  Tranche A bears interest at LIBOR plus the applicable margin of 0.725 percent.  Tranche A requires semi-annual installments of principal and interest.  The ADDCL Primary Loan Facility contains covenants that require ADDCL to maintain certain cash balances to service the debt and also limits ADDCL’s ability to incur additional indebtedness, to acquire assets, or to make distributions or other payments.  At December 31, 2012, $163 million was outstanding under Tranche A at a weighted-average interest rate of 1.2 percent.  At December 31, 2012, $399 million was outstanding under Tranche C, which was eliminated in consolidation.

Borrowings under the ADDCL Primary Loan Facility are secured by the Ultra-Deepwater Floater Discoverer Luanda.  At December 31, 2012 and 2011, the carrying amount of Discoverer Luanda was $786 million and $796 million, respectively.

ADDCL also has a $90 million secondary credit facility, established under a bank credit agreement dated June 2, 2008 that is scheduled to expire in December 2015 (the “ADDCL Secondary Loan Facility” and together with the ADDCL Primary Loan Facility, the “ADDCL Credit Facilities”).  One of our subsidiaries provides 65 percent of the total commitment under the ADDCL Secondary Loan Facility.  The facility bears interest at LIBOR plus the applicable margin, ranging from 3.125 percent to 5.125 percent, depending on certain milestones.  Borrowings under the ADDCL Secondary Loan Facility are subject to acceleration by the unaffiliated financial institution upon the occurrence of certain events of default, including if our Debt Rating falls below investment grade.  The ADDCL Secondary Loan Facility is payable in full in December 2015, and it may be prepaid in whole or in part without premium or penalty.  At December 31, 2012, $80 million was outstanding under the ADDCL Secondary Loan Facility, of which $52 million was provided by one of our subsidiaries and has been eliminated in consolidation.  The weighted-average interest rate on December 31, 2012 was 3.4 percent.

ADDCL is required to maintain certain cash balances in restricted accounts for the payment of the scheduled installments on the ADDCL Credit Facilities.  At December 31, 2012 and 2011, ADDCL had restricted cash investments of $19 million and $16 million, respectively.

Eksportfinans Loans—In connection with our acquisition of Aker Drilling, we assumed the borrowings outstanding under the Loan Agreement dated September 12, 2008 (“Eksportfinans Loan A”) and under the Loan Agreement dated November 18, 2008 (“Eksportfinans Loan B,” and together with Eksportfinans Loan A, the “Eksportfinans Loans”).  The Eksportfinans Loans bear interest at a fixed rate of 4.15 percent and require semi-annual installments of principal and interest through September 2017 and January 2018 for Eksportfinans Loan A and Eksportfinans Loan B, respectively.  At December 31, 2012, $381 million and $420 million principal amount were outstanding under Eksportfinans Loan A and Eksportfinans Loan B, respectively.

The Eksportfinans Loans require cash collateral to remain on deposit at a financial institution through expiration (the “Aker Restricted Cash Investments”).  The Aker Restricted Cash Investments bear interest at a fixed rate of 4.15 percent with semi-annual installments that correspond with those of the Eksportfinans Loans.  At December 31, 2012 and 2011, the aggregate principal amount of the Aker Restricted Cash Investments was $801 million and $889 million, respectively.

7.375% Senior Notes—In March 2002, we issued $247 million principal amount of our 7.375% Senior Notes due April 2018 (the “7.375% Senior Notes”).  The indenture pursuant to which the 7.375% Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2012, the aggregate outstanding principal amount of the 7.375% Senior Notes was $246 million.

TPDI Notes—We previously issued promissory notes (the “TPDI Notes”), which were payable to one of our subsidiaries and TPDI’s former other shareholder, Quantum Pacific Management Limited (“Quantum”), and had maturities through October 2019.  On May 31, 2012, in connection with the exchange of Quantum’s interest in TPDI for our shares, the TPDI Notes payable to Quantum were extinguished and contributed as additional paid-in capital.  See Note 18—Redeemable Noncontrolling Interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

7.45% Notes and 8% Debentures—In April 1997, a predecessor of Transocean Inc. issued $100 million aggregate principal amount of 7.45% Notes due April 2027 (the “7.45% Notes”) and $200 million aggregate principal amount of 8% Debentures due April 2027 (the “8% Debentures”).  The indenture pursuant to which the 7.45% Notes and the 8% Debentures were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  The 7.45% Notes and the 8% Debentures are redeemable at any time at our option subject to a make-whole premium.  At December 31, 2012, the aggregate outstanding principal amount of the 7.45% Notes and the 8% Debentures was $100 million and $57 million, respectively.

Capital lease contract—In August 2009, we accepted delivery of Petrobras 10000, an asset held under capital lease, and we recorded $716 million to property and equipment, net and a corresponding increase to long-term debt.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  See Note 12—Drilling Fleet and Note 17—Commitments and Contingencies.

7.5% Notes—In April 2001, we issued $600 million aggregate principal amount of 7.5% Notes due April 2031 (the “7.5% Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2012, the aggregate outstanding principal amount of the 7.5% Notes was $600 million.

1.625% Series A, 1.50% Series B and 1.50% Series C Convertible Senior Notes—In December 2007, we issued $2.2 billion aggregate principal amount of 1.625% Series A Convertible Senior Notes due December 2037 (the “Series A Convertible Senior Notes”), $2.2 billion aggregate principal amount of 1.50% Series B Convertible Senior Notes due December 2037 (the “Series B Convertible Senior Notes”) and $2.2 billion aggregate principal amount of 1.50% Series C Convertible Senior Notes due December 2037 (the “Series C Convertible Senior Notes,” and together with the Series A Convertible Senior Notes and Series B Convertible Senior Notes, the “Convertible Senior Notes”).  At December 31, 2012, the Series C Convertible Senior Notes could be converted under the circumstances specified below at a rate of 6.2905 shares per $1,000 note, equivalent to a conversion price of $158.97 per share, subject to adjustments upon the occurrence of certain events.  Upon conversion, we were required to deliver, in lieu of shares, cash up to the aggregate principal amount of notes to be converted and shares in respect of the remainder, if any, of our conversion obligation.

Holders could convert their notes only under the following circumstances: (1) during any calendar quarter if the last reported sale price of our shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130 percent of the conversion price, (2) during the five business days after the average trading price per $1,000 principal amount of the notes is equal to or less than 98 percent of the average conversion value of such notes during the preceding five trading-day period as described herein, (3) during specified periods if specified distributions to holders of our shares are made or specified corporate transactions occur, (4) prior to the close of business on the business day preceding the redemption date if the notes are called for redemption or (5) on or after September 15, 2037 and prior to the close of business on the business day prior to the stated maturity of the notes.  As of December 31, 2012, no shares were issuable upon conversion of any series of the Convertible Senior Notes since none of the circumstances giving rise to potential conversion were present.

We could redeem some or all of the Series C Convertible Senior Notes at any time after December 20, 2012 at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any.  Holders of the Series C Convertible Senior Notes had the right to require us to repurchase their notes on December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032, and upon the occurrence of a fundamental change, at a repurchase price in cash equal to 100 percent of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

The carrying amounts of the liability components of the outstanding Convertible Senior Notes were as follows (in millions):

	December 31, 2012			December 31, 2011
	Principal amount	Unamortized discount	Carrying amount	Principal amount	Unamortized discount	Carrying amount
Carrying amount of liability component
Series B Convertible Senior Notes due 2037	$—	$—	$—	$30	$—	$30
Series C Convertible Senior Notes due 2037	62	—	62	1,722	(59)	1,663

The carrying amounts of the equity components of the outstanding Convertible Senior Notes were as follows (in millions):

	December 31,
	2012	2011
Carrying amount of equity component
Series B Convertible Senior Notes due 2037	$—	$4
Series C Convertible Senior Notes due 2037	10	276

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Including the amortization of the unamortized discount, the effective interest rate for the Series C Convertible Senior Notes was 5.28 percent.  At December 31, 2012, the remaining period over which the discount will be amortized is less than one year for the Series C Convertible Senior Notes.  Interest expense, excluding amortization of debt issue costs, was as follows (in millions):

	Years ended December 31,
Interest expense	2012	2011	2010
Series A Convertible Senior Notes due 2037	$—	$—	$58
Series B Convertible Senior Notes due 2037	—	78	98
Series C Convertible Senior Notes due 2037	84	84	98

On December 14, 2012, holders of the Series C Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes.  As a result, we were required to repurchase an aggregate principal amount of $1.7 billion of the Series C Convertible Senior Notes for an aggregate cash payment of $1.7 billion.  See Note 29—Subsequent Events.

On December 15, 2011, holders of the Series B Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes.  As a result, we were required to repurchase an aggregate principal amount of $1.7 billion of the Series B Convertible Senior Notes for an aggregate cash payment of $1.7 billion.  In February 2012, we redeemed the remaining $30 million aggregate principal amount of the Series B Convertible Senior Notes for an aggregate cash payment of $30 million.

On December 15, 2010, holders of the Series A Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes.  As a result, we were required to repurchase an aggregate principal amount of $1.3 billion of the Series A Convertible Senior Notes for an aggregate cash payment of $1.3 billion.  In January 2011, we redeemed the remaining $11 million aggregate principal amount of the Series A Convertible Senior Notes for an aggregate cash payment of $11 million.

During the year ended December 31, 2010, we repurchased an aggregate principal amount of $478 million of the Series C Convertible Senior Notes for an aggregate cash payment of $453 million.  In connection with the repurchases, we recognized a loss on retirement of $21 million ($0.07 per diluted share), with no tax effect, associated with the debt components of the repurchased notes, and we recorded additional paid-in capital of $8 million associated with the equity components of the repurchased notes.

Note 15—Derivatives and Hedging

Derivatives designated as hedging instruments—We have interest rate swaps, which are designated and have qualified as fair value hedges, to reduce our exposure to changes in the fair values of the 5% Notes due February 2013 and the 5.25% Senior Notes due March 2013.  The interest rate swaps have aggregate notional amounts equal to the corresponding face values of the hedged instruments and have stated maturities that coincide with those of the hedged instruments.  We have determined that the hedging relationships qualify for, and we have applied, the shortcut method of accounting, under which the interest rate swaps are considered to have no ineffectiveness and no ongoing assessment of effectiveness is required.  Accordingly, changes in the fair value of the interest rate swaps recognized in interest expense offset changes in the fair value of the hedged fixed-rate notes.  Through the stated maturities of the interest rate swaps in February and March 2013, we receive semi-annual interest at a fixed rate equal to that of the underlying debt instrument and pay variable interest semi-annually at three-month LIBOR plus a margin.

We previously entered into interest rate swaps, which were designated and qualified as a fair value hedge, to reduce our exposure to changes in the fair values of the 4.95% Senior Notes due November 2015.  In June 2012, we terminated these interest rate swaps and received an aggregate net cash payment of $23 million in the year ended December 31, 2012.

We have interest rate swaps, which have been designated and qualify as a cash flow hedge, to reduce the variability of cash interest payments associated with the variable-rate borrowings under the TPDI Credit Facilities through December 31, 2014.  The aggregate notional amount corresponds with the aggregate outstanding amount of the borrowings under the TPDI Credit Facilities.

We have cross-currency interest rate swaps, which have been designated and qualify as a cash flow hedge, to reduce the variability of cash interest payments and the final principal payment due at maturity in February 2016 associated with the changes in the U.S. dollar to Norwegian krone exchange rate.  The aggregate notional amount corresponds with the aggregate outstanding amount of the 11% Callable Bonds.  Our obligations under the swap agreements are secured by the Ultra-Deepwater Floaters Transocean Spitsbergen and Transocean Barents.  At December 31, 2012 and 2011, the aggregate carrying amount of Transocean Spitsbergen and Transocean Barents was $1.5 billion.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

At December 31, 2012, the aggregate notional amounts and the weighted average interest rates associated with our derivatives designated as hedging instruments were as follows (in millions, except weighted average interest rates):

	Pay			Receive
	Aggregate notional amount	Fixed or variable rate	Weighted average rate	Aggregate notional amount		Fixed or variable rate	Weighted average rate
Interest rate swaps, fair value hedges	$750	variable	3.5%		$750	fixed	5.2%
Interest rate swaps, cash flow hedges	$385	fixed	2.4%		$385	variable	0.3%
Cross-currency swaps, cash flow hedges	$102	fixed	8.9%	NOK	560	fixed	11.0%

The effect on our consolidated statements of operations resulting from derivatives designated as cash flow hedges was as follows (in millions):

		Years ended December 31,
	Statement of operations classification	2012	2011	2010
Loss associated with effective portion	Interest expense, net of amounts capitalized	$(5)	$(11)	$(12)
Gain associated with effective portion	Other, net	6	—	—

The balance sheet classification and aggregate carrying amount of our derivatives designated as hedging instruments, measured at fair value, were as follows (in millions):

		December 31,
	Balance sheet classification	2012	2011
Interest rate swaps, fair value hedges	Other current assets	$6	$5
Interest rate swaps, fair value hedges	Other assets	—	31
Interest rate swaps, cash flow hedges	Other long-term liabilities	13	16
Cross-currency swaps, cash flow hedges	Other current assets	1	—
Cross-currency swaps, cash flow hedges	Other assets	1	—
Cross-currency swaps, cash flow hedges	Other long-term liabilities	—	7

Derivatives not designated as hedging instruments—In connection with our acquisition of Aker Drilling, we assumed certain derivatives not designated as hedging instruments.  In the years ended December 31, 2012 and 2011, we terminated certain of these interest rate swaps not designated as hedging instruments and made aggregate cash payments of $14 million and $15 million, respectively.

Additionally, in August 2011, in connection with our acquisition of Aker Drilling, we entered into a forward exchange contract, which was not designated and did not qualify as a hedging instrument for accounting purposes, in order to offset the variability in the cash flows resulting from fluctuations in the U.S. dollar to Norwegian krone exchange rate.  The forward exchange contract had aggregate notional amounts requiring us to pay $1.1 billion in exchange for receiving NOK 6.1 billion, representing an exchange rate of $1.00 to NOK 5.40.  On September 28, 2011, we settled the full amount of the forward exchange contract and made a cash payment of $78 million.

In connection with our sale transactions with Shelf Drilling, we received non-cash proceeds in the form of preference shares with a liquidation value of $195 million.  The preference shares contain two embedded derivatives, which are not designated and do not qualify as hedging instruments for accounting purposes, including (a) a ceiling dividend rate indexed to the price of Brent Crude oil and (b) a dividend rate premium triggered in the event of credit default.  See Note 9—Discontinued Operations.

The effect on our consolidated statements of operations resulting from changes in the fair values of derivatives not designated as hedging instruments was as follows (in millions):

		Years ended December 31,
	Statement of operations classification	2012	2011	2010
Loss associated with undesignated interest rate swaps	Interest expense, net of amounts capitalized	$(1)	$—	$—
Loss associated with undesignated forward exchange contract	Other, net	—	(78)	—

The balance sheet classification and aggregate carrying amount of our derivatives not designated as hedging instruments, measured at fair value, were as follows (in millions):

		December 31,
	Balance sheet classification	2012	2011
Interest rate swaps not designated as hedging instruments	Other long-term liabilities	$—	$15
Embedded derivatives not designated as hedging instruments	Other long-term liabilities	2	—

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 16—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—We maintain a single qualified defined benefit pension plan in the U.S. (the “U.S. Plan”) covering substantially all U.S. employees.  We also maintain a funded supplemental benefit plan (the “Supplemental Plan”) that offers benefits to certain employees that are ineligible for benefits under the U.S. Plan and two unfunded supplemental benefit plans (the “Other Supplemental Plans”) that provide certain eligible employees with benefits in excess of those allowed under the U.S. Plan.  Additionally, we maintain two funded and two unfunded defined benefit plans (collectively, the “Frozen Plans”) that we assumed in connection with our mergers with GlobalSantaFe and R&B Falcon Corporation, all of which were frozen prior to the respective mergers and for which benefits no longer accrue but the pension obligations have not been fully distributed.  We refer to the U.S. Plan, the Supplemental Plan, the Other Supplemental Plans and the Frozen Plans, collectively, as the “U.S. Plans.”

We maintain a defined benefit plan in the U.K. (the “U.K. Plan”) covering certain current and former employees in the U.K.  We also provide seven funded defined benefit plans, primarily group pension schemes with life insurance companies, three of which we assumed in connection with our acquisition of Aker Drilling, and two unfunded plans covering our eligible Norway employees and former employees (the “Norway Plans”).  We also maintain unfunded defined benefit plans (the “Other Plans”) that provide retirement and severance benefits for certain of our Indonesian, Nigerian and Egyptian employees.  We refer to the U.K. Plan, the Norway Plans and the Other Plans, collectively, as the “Non-U.S. Plans.”

We refer to the U.S. Plans and the Non-U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we have several unfunded contributory and noncontributory other postretirement employee benefit plans (the “OPEB Plans”) covering substantially all of our U.S. employees.

Assumptions—The following were the weighted-average assumptions used to determine benefit obligations:

	December 31, 2012			December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	4.19%	5.37%	3.63%	4.66%	4.90%	4.28%
Compensation trend rate	4.21%	4.38%	n/a	4.22%	4.30%	n/a

The following were the weighted-average assumptions used to determine net periodic benefit costs:

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	4.67%	5.43%	4.27%	5.49%	5.73%	4.94%	5.86%	5.67%	5.51%
Expected rate of return	7.47%	6.07%	n/a	8.49%	6.42%	n/a	8.49%	6.65%	n/a
Compensation trend rate	4.22%	4.61%	n/a	4.24%	4.62%	n/a	4.21%	4.77%	n/a
Health care cost trend rate
-initial	n/a	n/a	8.08%	n/a	n/a	8.08%	n/a	n/a	8.00%
-ultimate	n/a	n/a	5.00%	n/a	n/a	5.00%	n/a	n/a	5.00%
-ultimate year	n/a	n/a	2019	n/a	n/a	2018	n/a	n/a	2016

“n/a” means not applicable.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2012				Year ended December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,260	$447	$53	$1,760	$1,068	$374	$56	$1,498
Assumed projected benefit obligation	—	—	—	—	—	17	—	17
Actuarial (gains) losses, net	128	(15)	4	117	128	24	(3)	149
Service cost	49	31	1	81	43	21	1	65
Interest cost	59	24	2	85	58	22	3	83
Foreign currency exchange rate	—	19	—	19	—	(1)	—	(1)
Benefits paid	(45)	(23)	(3)	(71)	(37)	(12)	(5)	(54)
Participant contributions	—	2	1	3	—	2	1	3
Special termination benefits	1	—	—	1	—	—	—	—
Settlements and curtailments	—	14	—	14	—	—	—	—
Projected benefit obligation, end of period	1,452	499	58	2,009	1,260	447	53	1,760

Change in plan assets
Fair value of plan assets, beginning of period	769	351	—	1,120	697	332	—	1,029
Fair value of acquired plan assets	—	—	—	—	—	9	—	9
Actual return on plan assets	116	28	—	144	39	(8)	—	31
Foreign currency exchange rate changes	—	15	—	15	—	2	—	2
Employer contributions	108	49	2	159	70	29	4	103
Participant contributions	—	2	1	3	—	2	1	3
Benefits paid	(45)	(23)	(3)	(71)	(37)	(12)	(5)	(54)
Settlement and curtailments	—	—	—	—	—	(3)	—	(3)
Fair value of plan assets, end of period	948	422	—	1,370	769	351	—	1,120

Funded status, end of period	$(504)	$(77)	$(58)	$(639)	$(491)	$(96)	$(53)	$(640)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$3	$—	$3	$—	$—	$—	$—
Accrued pension liability, current	3	24	3	30	3	5	3	11
Accrued pension liability, non-current	501	56	55	612	488	91	50	629
Accumulated other comprehensive income (loss) (a)	(469)	(80)	(6)	(555)	(437)	(111)	(2)	(550)

(a)          Amounts are before income tax effect.

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2012				December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Projected benefit obligation	$1,452	$482	$58	$1,992	$1,260	$447	$53	$1,760
Fair value of plan assets	948	404	—	1,352	769	351	—	1,120

The accumulated benefit obligation for all defined benefit pension plans was $1.7 billion and $1.5 billion at December 31, 2012 and 2011, respectively.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2012				December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Accumulated benefit obligation	$1,255	$335	$58	$1,648	$1,083	$288	$53	$1,424
Fair value of plan assets	948	298	—	1,246	769	254	—	1,023

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plans, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.

As of December 31, 2012 and 2011, the weighted-average target and actual allocations of the investments for our funded Transocean Plans were as follows:

			Actual allocation at December 31,
	Target allocation		2012		2011
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Equity securities	65%	49%	64%	49%	64%	47%
Fixed income securities	35%	14%	36%	17%	36%	12%
Other investments	—	37%	—	34%	—	41%
Total	100%	100%	100%	100%	100%	100%

As of December 31, 2012, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2012
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Mutual funds
U.S. equity funds	$525	$—	$525	$—	$32	$32	$525	$32	$557
Non-U.S. equity funds	120	—	120	3	176	179	123	176	299
Bond funds	296	—	296	—	73	73	296	73	369
Total mutual funds	941	—	941	3	281	284	944	281	1,225

Other investments
Cash and money market funds	4	2	6	—	6	6	4	8	12
Property collective trusts	—	—	—	—	8	8	—	8	8
Investment contracts	—	—	—	—	125	125	—	125	125
Total other investments	4	2	6	—	139	139	4	141	145

Total investments	$945	$2	$947	$3	$420	$423	$948	$422	$1,370

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

As of December 31, 2011, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2011
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Mutual funds
U.S. equity funds	$395	$—	$395	$—	$29	$29	$395	$29	$424
Non-U.S. equity funds	91	—	91	2	137	139	93	137	230
Bond funds	278	—	278	—	43	43	278	43	321
Total mutual funds	764	—	764	2	209	211	766	209	975

Other investments
Cash and money market funds	3	38	41	—	—	—	3	38	41
Property collective trusts	—	—	—	—	8	8	—	8	8
Investment contracts	—	—	—	—	96	96	—	96	96
Total other investments	3	38	41	—	104	104	3	142	145

Total investments	$767	$38	$805	$2	$313	$315	$769	$351	$1,120

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Service cost	$49	$31	$80	$43	$21	$64	$42	$20	$62
Interest cost	59	24	83	58	22	80	54	20	74
Expected return on plan assets	(62)	(22)	(84)	(63)	(23)	(86)	(58)	(17)	(75)
Settlements and curtailments	3	19	22	2	1	3	5	3	8
Special termination benefits	1	—	1	—	—	—	3	—	3
Actuarial losses, net	41	4	45	23	4	27	13	4	17
Prior service cost (credit), net	(2)	1	(1)	(1)	—	(1)	(1)	—	(1)
Transition obligation, net	—	—	—	—	—	—	—	1	1
Net periodic benefit costs	$89	$57	$146	$62	$25	$87	$58	$31	$89

For the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses and prior service cost amortization were $3 million, $1 million and $2 million in the years ended December 31, 2012, 2011 and 2010, respectively.

The following table presents the amounts in accumulated other comprehensive income, before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2012				December 31, 2011
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$477	$80	$8	$565	$447	$113	$4	$564
Prior service cost (credit), net	(8)	—	(2)	(10)	(10)	—	(2)	(12)
Transition obligation, net	—	—	—	—	—	(2)	—	(2)
Total	$469	$80	$6	$555	$437	$111	$2	$550

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2013 (in millions):

	Year ending December 31, 2013
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$48	$4	$1	$53
Prior service cost (credit), net	(1)	—	(1)	(2)
Transition obligation, net	—	—	—	—
Total amount expected to be recognized	$47	$4	$—	$51

Funding contributions—In the years ended December 31, 2012, 2011 and 2010, we contributed $159 million, $103 million and $118 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  For the year ending December 31, 2013, we expect to contribute $50 million to the Transocean Plans, and we expect to fund benefit payments of approximately $4 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

Years ending December 31,	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total

2013	$43	$28	$4	$75
2014	47	11	4	62
2015	51	10	4	65
2016	55	11	4	70
2017	59	11	4	74
2018-2022	349	82	22	453

Defined contribution plans

We sponsor three defined contribution plans, including (1) one qualified defined contribution savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) one defined contribution savings plan covering certain employees working outside the U.S. and U.K. (the “Non-U.S. Savings Plan”), and (3) one defined contribution pension plan that covers certain employees working outside the U.S. (the “Non-U.S. Pension Plan”).

For the U.S. Savings Plan and the Non-U.S. Savings Plan, we make a matching contribution of up to 6.0 percent of each covered employee’s base salary, based on the employee’s contribution to the plan.  For the Non-U.S. Pension Plan, we contribute between 4.5 percent and 6.5 percent of each covered employee’s base salary, based on the employee’s years of eligible service.  In the years ended December 31, 2012, 2011 and 2010, the expense related to our defined contribution plans was $85 million, $82 million and $69 million, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 17—Commitments and Contingencies

Lease obligations

We have operating lease commitments expiring at various dates, principally for real estate, office space and office equipment.  In 2009, we accepted delivery of Petrobras 10000, an asset held under a capital lease through August 2029.  In the years ended December 31, 2012, 2011 and 2010, rental expenses for all leases, including leases with terms of less than one year, was approximately $97 million, $169 million and $98 million, respectively.  As of December 31, 2012, future minimum rental payments related to non-cancellable operating leases and the capital lease were as follows (in millions):

Years ending December 31,	Capital lease	Operating leases

2013	$66	$42
2014	72	38
2015	72	24
2016	72	21
2017	73	11
Thereafter	846	95
Total future minimum rental payment	$1,201	$231
Less amount representing imputed interest	(544)
Present value of future minimum rental payments under capital leases	657
Less current portion included in debt due within one year	(20)
Long-term capital lease obligation	$637

At December 31, 2012 and 2011, the aggregate carrying amount of our assets held under capital lease was as follows (in millions):

	December 31,
	2012	2011
Property and equipment, cost	$745	$742
Accumulated depreciation	(64)	(44)
Property and equipment, net	$681	$698

In the years ended December 31, 2012, 2011 and 2010, depreciation expense associated with our assets held under capital lease was $20 million, $20 million and $23 million, respectively.

Purchase obligations

At December 31, 2012, our purchase obligations, primarily related to our newbuilds, were as follows (in millions):

Years ending December 31,	Purchase obligations

2013	$1,896
2014	447
2015	749
2016	674
2017	—
Thereafter	—
Total	$3,766

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Macondo well incident

Overview—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig.  Eleven persons were declared dead and others were injured as a result of the incident.  At the time of the explosion, Deepwater Horizon was located approximately 41 miles off the coast of Louisiana in Mississippi Canyon Block 252 and was contracted to BP America Production Co. (together with its affiliates, “BP”).

We are currently unable to estimate the full impact the Macondo well incident will have on us.  We have recognized a liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made.  This liability takes into account certain events related to the litigation and investigations arising out of the incident.  There are loss contingencies related to the Macondo well incident that we believe are reasonably possible and for which we do not believe a reasonable estimate can be made.  These contingencies could increase the liabilities we ultimately recognize.  As of December 31, 2012 and 2011, the liability associated for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $1.9 billion and $1.2 billion, respectively, recorded in other current liabilities.

We have also recognized an asset associated with the portion of our estimated losses, primarily related to the personal injury and fatality claims of our crew and vendors, that we believe is recoverable from insurance.  Although we have available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and we are not currently able to estimate such amounts (see “—Insurance coverage”).  Our estimates involve a significant amount of judgment.  As a result of new information or future developments, we may adjust our estimated loss contingencies arising out of the Macondo well incident or our estimated recoveries from insurance, and the resulting losses could have a material adverse effect on our consolidated statement of financial position, results of operations and cash flows.  In the year ended December 31, 2012, we received $15 million of cash proceeds from insurance recoveries for losses related to the personal injury and fatality claims of our crew and vendors.  Additionally, BP received $84 million of cash proceeds from insurance recoveries under our insurance program for losses that were covered under our contractual indemnity of BP (see “—Contractual indemnity”).  The payments made to BP resulted in corresponding reductions of our insurance recoverable asset and contingent liability.  As of December 31, 2012 and 2011, the insurance recoverable asset related to estimated losses primarily for additional personal injury and fatality claims of our crew and vendors that we believe are probable of recovery from insurance was $141 million and $233 million, respectively, recorded in other assets.

Many of the Macondo well related claims are pending in the U.S. District Court, Eastern District of Louisiana (the “MDL Court”).  The first phase of a three-phase trial was originally scheduled to commence in March 2012.  In March 2012, BP and the Plaintiff’s Steering Committee (the “PSC”) announced that they had agreed to a partial settlement related primarily to private party environmental and economic loss claims as well as response effort related claims (the “BP/PSC Settlement”).  The BP/PSC Settlement agreement provides that (a) to the extent permitted by law, BP will assign to the settlement class certain of BP’s claims, rights and recoveries against us for damages with protections such that the settlement class is barred from collecting any amounts from us unless it is finally determined that we cannot recover such amounts from BP, and (b) the settlement class releases all claims for compensatory damages against us but purports to retain claims for punitive damages against us.

On December 21, 2012, the MDL Court granted final approval of the economic and property damage class settlement between BP and the PSC.  After giving consideration to the BP/PSC Settlement, the MDL Court ordered that the first phase of the trial, at which liability will be determined, be rescheduled for February 2013.  The MDL Court subsequently issued an order with a projected trial date of June 2013 for the second phase of the trial, which will address conduct related to stopping the release of hydrocarbons between April 22, 2010 and approximately September 19, 2010 and seek to determine the amount of oil actually released during the period.  Due to discovery requirements, the second phase of the trial is being rescheduled to September 2013.  There can be no assurance as to the outcome of the trial, as to the timing of any phase of trial, that we will not enter into additional settlements as to some or all of the matters related to the Macondo well incident, including those to be determined at a trial, or the timing or terms of any such settlements.

In April 2011, several defendants in the Macondo well litigation before the Multi-District Litigation Panel (the “MDL”) filed cross-claims or third-party claims against us and certain of our subsidiaries, and other defendants.  BP filed a claim seeking contribution under the Oil Pollution Act of 1990 (“OPA”) and maritime law, subrogation and claimed breach of contract, unseaworthiness, negligence and gross negligence.  BP also sought a declaration that it is not liable in contribution, indemnification, or otherwise to us.  Anadarko Petroleum Corporation (“Anadarko”), which owned a 25 percent non-operating interest in the Macondo well, asserted claims of negligence, gross negligence, and willful misconduct and is seeking indemnity under state and maritime law and contribution under maritime and state law as well as OPA.  MOEX Offshore 2007 LLC (“MOEX”), which owns a 10 percent non-operating interest in the Macondo well, filed claims of negligence under state and maritime law, gross negligence under state law, gross negligence and willful misconduct under maritime law and is seeking indemnity under state and maritime law and contribution under maritime law and OPA.  Cameron International Corporation (“Cameron”), the manufacturer and designer of the blowout preventer, asserted multiple claims for contractual indemnity and declarations regarding contractual obligations under various contracts and quotes and is also seeking non-contractual indemnity and contribution under maritime law and OPA.  As part of the BP/PSC Settlement, one or more of these claims against us and certain of our subsidiaries may be assigned to the PSC settlement class.  Halliburton Company (“Halliburton”), which provided cementing and mud-logging services to the operator, filed a claim against us seeking contribution and indemnity under maritime law, contractual indemnity and alleging negligence and gross negligence.  Additionally, certain other third parties filed claims against us for indemnity and contribution.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

In April 2011, we filed cross-claims and counter-claims against BP, Halliburton, Cameron, Anadarko, MOEX, certain of these parties’ affiliates, the U.S. and certain other third parties.  We seek indemnity, contribution, including contribution under OPA, and subrogation under OPA, and we have asserted claims for breach of warranty of workmanlike performance, strict liability for manufacturing and design defect, breach of express contract, and damages for the difference between the fair market value of Deepwater Horizon and the amount received from insurance proceeds.  Our agreement with the DOJ limits our ability to seek indemnification with respect to certain of these matters against the owners of the Macondo well.  We are not pursuing arbitration on the key contractual issues with BP; instead, we are relying on the court to resolve the disputes.  With regard to the U.S., we are not currently seeking recovery of monetary damages, but rather a declaration regarding relative fault and contribution via credit, setoff, or recoupment.

Notices of alleged non-compliance—The Department of the Interior’s Bureau of Safety and Environmental Enforcement issued four notices of alleged non-compliance with regulatory requirements to us on October 12, 2011.  See Note 29—Subsequent Events.

Insurance coverage—At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, excluding a $15 million deductible and a $50 million self-insured layer through our wholly owned captive insurance subsidiary.  This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million.  The first four excess layers have similar coverage and contractual terms, while the $250 million fifth layer is on a different policy form, which varies to some extent from the underlying coverage and contractual terms.  Generally, we believe that the policy forms for all layers include coverage for personal injury and fatality claims of our crew and vendors, actual and compensatory damages, punitive damages and related legal defense costs and that the policy forms for the first four excess layers provide coverage for fines; however, we do not expect payments deemed to be criminal in nature to be covered by any of the layers.

In May 2010, we received notice from BP maintaining that it believes that it is entitled to additional insured status under our excess liability insurance program.  Our insurers have also received notices from Anadarko and MOEX advising of their intent to preserve any rights they may have to our insurance policies as an additional insured under the drilling contract.  In response, our wholly owned captive insurance subsidiary and our first four excess layer insurers filed declaratory judgment actions in the Houston Division of the U.S. District Court for the Southern District of Texas in May 2010 seeking a judgment declaring that they have limited additional insured obligations to BP, Anadarko and MOEX.  We are parties to the declaratory judgment actions, which have been transferred to the MDL Court for discovery and other purposes.  On November 15, 2011, the MDL Court ruled that BP’s coverage rights are limited to the scope of our indemnification of BP in the drilling contract.  A final judgment was entered against BP, Anadarko and MOEX, and BP has filed an appeal.  Oral argument took place in December 2012 and we are currently awaiting the appellate court ruling.  We believe that additional insured coverage for BP, Anadarko or MOEX under the $250 million fifth layer of our insurance program is also limited to the scope of our indemnification of BP under the drilling contract.  While we cannot predict the outcome of the appeal, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Additionally, our first layer of excess insurers, representing $150 million of insurance coverage, filed interpleader actions on June 17, 2011.  The insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In these actions, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  The parties to the interpleader actions have executed a protocol agreement to facilitate the reimbursement and funding of settlements of personal injury and fatality claims of our crew and vendors using insurance funds and claims have been submitted to the court for review.  Pending the court’s determination of the parties’ claims, and with the court’s approval, the insurers have made interim reimbursement payments to the parties.

Our second layer of excess insurers, representing $150 million of insurance coverage, filed an interpleader action on July 31, 2012.  Like the interpleader actions filed by the first layer of excess insurers, the second layer of excess insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In this action, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  See Note 29—Subsequent Events.

Litigation—As of December 31, 2012, 383 actions or claims were pending against us, along with other unaffiliated defendants, in state and federal courts.  Additionally, government agencies have initiated investigations into the Macondo well incident.  We have categorized below the nature of the legal actions or claims.  We are evaluating all claims and intend to vigorously defend any claims and pursue any and all defenses available.  In addition, we believe we are entitled to contractual defense and indemnity for all wrongful death and personal injury claims made by non-employees and third-party subcontractors’ employees as well as all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water.  See “—Contractual indemnity.”

Wrongful death and personal injury—As of December 31, 2012, we have been named, along with other unaffiliated defendants, in nine complaints that were pending in state and federal courts in Louisiana and Texas involving multiple plaintiffs that allege wrongful death and other personal injuries arising out of the Macondo well incident.  Per the order of the MDL, these claims have been centralized for discovery purposes in the MDL Court.  The complaints generally allege negligence and seek awards of unspecified economic damages and punitive damages.  BP, MI-SWACO, Weatherford International Ltd. and Cameron and certain of their affiliates, have, based on contractual arrangements, also made indemnity demands upon us with respect to personal injury and wrongful death claims asserted by our employees or representatives of our employees against these entities.  See “—Contractual indemnity.”

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Economic loss—As of December 31, 2012, we and certain of our subsidiaries were named, along with other unaffiliated defendants, in 153 pending individual complaints as well as 188 putative class-action complaints that were pending in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and possibly other courts.  The complaints generally allege, among other things, potential economic losses as a result of environmental pollution arising out of the Macondo well incident and are based primarily on the OPA and state OPA analogues.  The plaintiffs are generally seeking awards of unspecified economic, compensatory and punitive damages, as well as injunctive relief.  These actions have been transferred to the MDL.  See “—Contractual indemnity.”

Federal securities claims—A federal securities class action is currently pending in the U.S. District Court, Southern District of New York, naming us and former chief executive officers of Transocean Ltd. and one of our acquired companies as defendants.  In the action, a former shareholder of the acquired company alleges that the joint proxy statement related to our shareholder meeting in connection with our merger with the acquired company violated Section 14(a) of the Exchange Act of 1934 (the “Exchange Act”), Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act.  The plaintiff claims that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and seeks compensatory and rescissory damages and attorneys’ fees.  In addition, we are obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  On October 4, 2012, the court denied our motion to dismiss the action.  On October 5, 2012, we asked the court to stay the action pending a decision by the Second Circuit Court of Appeals in an unrelated action involving other parties on the grounds that the Second Circuit’s decision could be relevant to the disposition of this case.  On October 10, 2012, the court stayed discovery pending a decision on the motion to stay.  See Note 29—Subsequent Events.

Other federal statutes—Several of the claimants have made assertions under the statutes, including the Clean Water Act (the “CWA”), the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act and the Emergency Planning and Community Right-to-Know Act.

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed by our shareholders naming us as a nominal defendant and certain of our current and former officers and directors as defendants in state district court in Texas.  These cases allege breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident.  The plaintiffs are generally seeking to recover, on behalf of us, damages to the corporation and disgorgement of all profits, benefits, and other compensation from the individual defendants.  Any recovery of the damages or disgorgement by the plaintiffs in these actions would be paid to us.  If the plaintiffs prevail, we could be required to pay plaintiffs’ attorneys’ fees.  In addition, we are obligated to pay the defense fees and costs for the individual defendants, which may be covered by our directors’ and officers’ liability insurance, subject to a deductible.  The two actions have been consolidated before a single judge.  The defendants have filed a motion to dismiss the complaint on the ground that if the actions are to proceed they must be maintained in the courts of Switzerland and on the ground that the plaintiffs lack standing to assert the claims alleged.  In December 2012, in response to defendants’ motion to dismiss for lack of standing, the plaintiffs dismissed their action without prejudice.

U.S. Department of Justice claims—On December 15, 2010, the U.S. Department of Justice (“DOJ”) filed a civil lawsuit against us and other unaffiliated defendants.  The complaint alleged violations under OPA and the CWA, including claims for per barrel civil penalties of up to $1,100 per barrel or up to $4,300 per barrel if gross negligence or willful misconduct is established, and the DOJ reserved its rights to amend the complaint to add new claims and defendants.  The U.S. government has estimated that up to 4.1 million barrels of oil were discharged and subject to penalties.  The complaint asserted that all defendants named are jointly and severally liable for all removal costs and damages resulting from the Macondo well incident.  On December 6, 2011, the DOJ filed a motion for partial summary judgment seeking a ruling that we were jointly and severely liable under OPA, and liable for civil penalties under the CWA, for all of the discharges from the Macondo well on the theory that discharges not only came from the well but also from the blowout preventer and riser, appurtenances of Deepwater Horizon.

On January 9, 2012, we filed our opposition to the motion and filed a cross-motion for partial summary judgment seeking a ruling that we are not liable for the subsurface discharge of hydrocarbons.  On February 22, 2012, the MDL Court ruled that we are not liable as a responsible party for damages under OPA with respect to the below surface discharges from the Macondo well.  The court also ruled that the below surface discharge was discharged from the well facility, and not from the Deepwater Horizon vessel, within the meaning of the CWA, and that we therefore are not liable for such discharges as an owner of the vessel under the CWA.  However, the court ruled that the issue of whether we could be held liable for such discharge under the CWA as an “operator” of the well facility could not be resolved on summary judgment.  The court did not determine whether we could be liable for removal costs under OPA, or the extent of such removal costs.  On August 27, 2012, Anadarko filed a notice of appeal seeking to appeal to the Fifth Circuit Court of Appeals that portion of the MDL Court’s February 22, 2012 ruling concerning liability under the CWA.  On September 18, 2012, BP and the U.S. also filed notices of appeal seeking to appeal to the Fifth Circuit Court of Appeals the MDL Court’s February 22, 2012 ruling without limiting the notice of appeal to the CWA aspects of the ruling.  We filed a motion to dismiss the appeals.

In addition to the civil complaint, the DOJ served us with civil investigative demands on December 8, 2010.  These demands were part of an investigation by the DOJ to determine if we made false claims, or false statements in support of claims, in violation of the False Claims Act, in connection with the operator’s acquisition of the leasehold interest in the Mississippi Canyon Block 252, Gulf of Mexico and drilling operations on Deepwater Horizon.

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The DOJ is also conducting a criminal investigation into the Macondo well incident.  On March 7, 2011, the DOJ announced the formation of a new task force to lead the criminal investigation.  The task force is investigating possible violations by us and certain unaffiliated parties of the CWA, the Migratory Bird Treaty Act, the Refuse Act, the Endangered Species Act, and the Seaman’s Manslaughter Act, among other federal statutes, and possible criminal liabilities, including fines under those statutes and under the Alternative Fines Act.  Under the Alternatives Fines Act, a corporate defendant convicted of a criminal offense may be subject to a fine in the amount of twice the gross pecuniary loss suffered by third parties as a result of the offense.  If we are charged with or convicted of certain criminal offenses, we may be subject to suspension or debarment as a contractor or subcontractor on certain government contracts, including leases.

See Note 29—Subsequent Events.

State and other government claims—In June 2010, the Louisiana Department of Environmental Quality (the “LDEQ”) issued a consolidated compliance order and notice of potential penalty to us and certain of our subsidiaries asking us to eliminate and remediate discharges of oil and other pollutants into waters and property located in the State of Louisiana, and to submit a plan and report in response to the order.  In October 2010, the LDEQ rescinded its enforcement actions against us and our subsidiaries but reserved its rights to seek civil penalties for future violations of the Louisiana Environmental Quality Act.

In September 2010, the State of Louisiana filed a declaratory judgment seeking to designate us as a responsible party under OPA and the Louisiana Oil Spill Prevention and Response Act for the discharges emanating from the Macondo well.

Additionally, suits have been filed by the State of Alabama and the cities of Greenville, Evergreen, Georgiana and McKenzie, Alabama in the U.S. District Court, Middle District of Alabama; the Mexican States of Veracruz, Quintana Roo and Tamaulipas in the U.S. District Court, Western District of Texas; and the City of Panama City Beach, Florida in the U.S. District Court, Northern District of Florida.  Suits were also filed by the City of New Orleans, by and on behalf of multiple Parishes, and by or on behalf of the Town of Grand Isle, Grand Isle Independent Levee District, the Town of Jean Lafitte, the Lafitte Area Independent Levee District, the City of Gretna, the City of Westwego, and the City of Harahan in the MDL Court.  Additional suits were filed by or on behalf of other Parishes in the respective Parish courts and were removed to federal court.  A local government master complaint also was filed in which cities, municipalities, and other local government entities can and have joined.  Generally, these governmental entities allege economic losses under OPA and other statutory environmental state claims and also assert various common law state claims.  The claims have been centralized in the MDL.  The city of Panama City Beach’s claim was voluntarily dismissed.

On August 26, 2011, the MDL Court ruled on the motion to dismiss certain economic loss claims.  The court ruled that state law, both statutory and common law, is preempted by maritime law, notwithstanding OPA’s savings provisions.  Accordingly, all claims brought under state law were dismissed.  Secondly, general maritime law claims that do not allege physical damage to a proprietary interest were dismissed, unless the claim falls into the commercial fisherman exception.  The court ruled that OPA claims for economic loss do not require physical damage to a proprietary interest.  Third, the MDL Court ruled that presentment under OPA is a mandatory condition precedent to filing suit against a responsible party.  Finally, the MDL Court ruled that claims for punitive damages may be available under general maritime law in claims against responsible parties and non-responsible parties.  Certain Louisiana parishes have appealed portions of this ruling.  The parties have completed appellate briefing.

The Mexican States’ OPA claims were dismissed for failure to demonstrate that recovery under OPA was authorized by treaty or executive agreement.  However, the Court preserved some of the Mexican States’ negligence and gross negligence claims, but only to the extent there has been a physical injury to a proprietary interest.  As such, the ruling as to the Mexican States is not yet final and not subject to appeal at this time.

By letter dated May 5, 2010, the Attorneys General of the five Gulf Coast states of Alabama, Florida, Louisiana, Mississippi and Texas informed us that they intend to seek recovery of pollution clean-up costs and related damages arising from the Macondo well incident.  In addition, by letter dated June 21, 2010, the Attorneys General of the 11 Atlantic Coast states of Connecticut, Delaware, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New York, North Carolina, Rhode Island and South Carolina informed us that their states have not sustained any damage from the Macondo well incident but they would like assurances that we will be responsible financially if damages are sustained.  We responded to each letter from the Attorneys General and indicated that we intend to fulfill our obligations as a responsible party for any discharge of oil from Deepwater Horizon on or above the surface of the water, and we assume that the operator will similarly fulfill its obligations under OPA for discharges from the undersea well.

Wreck removal—By letter dated December 6, 2010, the U.S. Coast Guard requested us to formulate and submit a comprehensive oil removal plan to remove any diesel fuel contained in the sponsons and fuel tanks that can be recovered from Deepwater Horizon.  We have conducted a survey of the rig wreckage and have confirmed that no diesel fuel remains on the rig.  We have insurance coverage for wreck removal for up to 25 percent of Deepwater Horizon’s insured value, or $140 million, with any excess wreck removal liability generally covered to the extent of our remaining excess liability limits.  The U.S. Coast Guard has not requested that we remove the rig wreckage from the sea floor.

Contractual indemnity—Under our drilling contract for Deepwater Horizon, the operator has agreed, among other things, to assume full responsibility for and defend, release and indemnify us from any loss, expense, claim, fine, penalty or liability for pollution or contamination, including control and removal thereof, arising out of or connected with operations under the contract other than for pollution or contamination originating on or above the surface of the water from hydrocarbons or other specified substances within the control and

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possession of the contractor, as to which we agreed to assume responsibility and protect, release and indemnify the operator. Although we do not believe it is applicable to the Macondo well incident, we also agreed to indemnify and defend the operator up to a limit of $15 million for claims for loss or damage to third parties arising from pollution caused by the rig while it is off the drilling location, while the rig is underway or during drive off or drift off of the rig from the drilling location.  The operator has also agreed, among other things, (1) to defend, release and indemnify us against loss or damage to the reservoir, and loss of property rights to oil, gas and minerals below the surface of the earth and (2) to defend, release and indemnify us and bear the cost of bringing the well under control in the event of a blowout or other loss of control.  We agreed to defend, release and indemnify the operator for personal injury and death of our employees, invitees and the employees of our subcontractors while the operator agreed to defend, release and indemnify us for personal injury and death of its employees, invitees and the employees of its other subcontractors, other than us.  We have also agreed to defend, release and indemnify the operator for damages to the rig and equipment, including salvage or removal costs.

Although we believe we are entitled to contractual defense and indemnity, the operator has sought to avoid its indemnification obligations.  The operator has generally reserved all of its rights.  In doing so, the operator has cited a variety of possible legal theories based upon the contract and facts still to be developed.  We believe this reservation of rights is without justification and that the operator is required to honor its indemnification obligations contained in our contract and described above.

In April 2011, the operator filed a claim seeking a declaration that it is not liable to us in contribution, indemnification, or otherwise.  On November 1, 2011, we filed a motion for partial summary judgment, seeking enforcement of the indemnity obligations for pollution and civil fines and penalties contained in the drilling contract with the operator.  On January 26, 2012, the court ruled that the drilling contract requires the operator to indemnify us for compensatory damages asserted by third parties against us related to pollution that did not originate on or above the surface of the water, even if the claim is the result of our strict liability, negligence, or gross negligence.  The operator and others are appealing this ruling.  The court also held that the operator does not owe us indemnity to the extent that we are held liable for civil penalties under the CWA or for punitive damages.  The court deferred ruling on the operator’s argument that we breached the drilling contract or materially increased the operator’s risk or prejudiced its rights so as to vitiate the operator’s indemnity obligations.  Our motion for partial summary judgment and the court’s ruling did not address the issue of contractual indemnity for criminal fines and penalties.  The law generally considers contractual indemnity for criminal fines and penalties to be against public policy.

Other legal proceedings

Brazil Frade field incident—On or about November 7, 2011, oil was released from fissures in the ocean floor in the vicinity of a development well being drilled by Chevron off the coast of Rio de Janeiro in the Frade field with Sedco 706.  The release was ultimately controlled, the well was plugged, and the released oil is being contained by Chevron.

On or about December 13, 2011, a federal prosecutor in the town of Campos in Rio de Janeiro State filed a civil public action against Chevron and us seeking BRL 20.0 billion, equivalent to approximately $10.0 billion, and seeking a preliminary and permanent injunction preventing Chevron and us from operating in Brazil.  The prosecutor amended the requested injunction on December 15, 2011, to seek to prevent Chevron and us from conducting extraction or transportation activities in Brazil and to seek to require Chevron to stop the release and remediate its effects.  On January 11, 2012, a judge of the federal court in Campos issued an order finding that the case should be transferred to the federal court in Rio de Janeiro.  The prosecutor has appealed this jurisdictional decision and that appeal remains pending.  On February 24, 2012, the court in Rio de Janeiro issued an order denying the federal prosecutor’s request for a preliminary injunction.  The prosecutor further appealed this decision, and a three-judge panel heard the appeal on May 8, 2012.  In July 2012, the appellate court granted the request for preliminary injunction.  On September 22, 2012, the federal court in Rio de Janeiro served us with the preliminary injunction.  The terms of this injunction required us to cease conducting extraction or transportation activities in Brazil within 30 days from the date of service.  On September 28, 2012, the Brazilian Superior Court of Justice partially suspended this preliminary injunction.  As a result of this suspension, the preliminary injunction only applied to our operations in the Campo de Frade field, and we could continue to operate in all other offshore oil and gas fields in Brazil.  On November 27, 2012, the Court of Appeals in Rio de Janeiro ruled unanimously to suspend the entire preliminary injunction order, including the injunction in the Campo de Frade field that had been entered in July 2012.  This ruling was published on December 5, 2012.

The prosecutor has announced that settlement discussions are underway for resolution of the civil proceedings.  There can be no assurance that any settlement will be achieved or the timing or terms of such settlement.  If these settlement efforts are not successful, the lawsuit will continue in the trial court, and there remains a risk that the preliminary injunction could be reinstated, or that at the conclusion of the case Brazilian authorities could permanently enjoin us from further operations in Brazil.  If either or both of these events occur, it could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

On December 21, 2011, a federal police marshal investigating the release filed a report with the federal court in Rio de Janeiro State recommending the indictment of Chevron, us, and 17 individuals, five of whom are our employees.  The report recommended indictment on four counts, three alleging environmental offenses and one alleging false statements by Chevron in connection with its cleanup efforts.  On March 21, 2012, the Campos prosecutor recommended indictments against the two companies and the 17 individuals.  The prosecutor requested that the defendants be enjoined from disposing of property and that bail be set at BRL 10 million for the companies and BRL 1 million for the individuals.  Subsequently, the federal court in Campos ruled that it does not have jurisdiction over the

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matter, and the file was transferred to the court in Rio de Janeiro.  On or about June 15, 2012, the Rio de Janeiro court amended the travel order to state that passports could be returned to the individuals and that the individuals could travel with prior notice to the court.  The indictments must be approved by a court of competent jurisdiction to become effective, and the criminal judge can accept, reject or modify the charges.  The court has not yet approved the indictments.

The drilling services and charter contracts between Chevron and us provide, among other things, for Chevron to indemnify and defend us for claims based on pollution or contamination originating from below the surface of the water, including claims for control or removal or property loss or damage, including but not limited to third-party claims and liabilities, with an excludable amount of $250,000 per occurrence if the claim arises from our negligence.  We have submitted a claim for indemnity and defense to Chevron under these contracts.  Chevron responded that our request was premature, and requested that we confirm our intent to indemnify and defend Chevron regarding alleged violations of safety regulations aboard Sedco 706 that have resulted in the issuance of notices of infractions and any other claims or liabilities that may fall within our legal obligations.  By letter dated September 6, 2012, Chevron agreed to indemnify us for all claims and liabilities resulting in judgments, awards or other monetary assessments of a strictly compensatory nature for alleged damages arising from pollution or contamination that originated below the surface of the water in connection with the incident.  Chevron has also agreed to assume our defense in the criminal and civil lawsuits.  We have been engaged in subsequent discussions with Chevron regarding the parameters of Chevron’s agreement.  We have yet to receive payment from Chevron.

On March 15, 2012, Chevron publicly announced that it had identified a new sheen in Frade field whose source was determined to be seepage from an 800-meter fissure 3 kilometers away from the location of the November incident.  Chevron and the Brazilian National Agency of Petroleum have publicly stated that, while further studies are being conducted, the new seepage, which was estimated by Chevron, at the time, to be five liters, is now believed to be unrelated to the November incident.

On March 27, 2012, the union of oil industry workers in Brazil, Federacao Unica dos Petroleiros (“FUP”), filed a civil lawsuit in federal court in Rio de Janeiro against Chevron and us alleging a number of claims, including negligence on our part, and seeking a permanent injunction enjoining our operations in Brazil.  The lawsuit sought unspecified damages.  On or about April 16, 2012, the court issued an order transferring this case to the same court in Rio de Janeiro in which the initial civil public action is pending. On or about May 1, 2012, the Rio de Janeiro court dismissed this lawsuit, without prejudice, as duplicative of the other civil lawsuits.  The FUP has appealed this dismissal.  On October 26, 2012, the trial court issued an opinion suspending the lawsuit until a final decision is rendered on the merits on the first civil public action filed by the federal prosecutor; this opinion had the effect of staying the FUP’s appeal.

On or about April 3, 2012, the same federal prosecutor who filed the original civil public action and the criminal indictments filed a new civil public action against Chevron and us in federal court in Campos.  This lawsuit alleges the new seepage discovered in March 2012 is related to the November 2011 incident and release.  The lawsuit seeks an additional BRL 20.0 billion in damages, equivalent to approximately $10.0 billion.  We have not been served in this matter.

On or about August 8, 2012, 43 private civil lawsuits were filed against Chevron and us in the Civil Court of Itapemirim.  Each of these lawsuits has several claimants, with a total of 217 claimants in the 43 lawsuits.  These lawsuits contain substantially identical allegations, claiming that the alleged pollution from the incident prevented the claimants from fishing.  Each claimant seeks approximately BRL 72,000, equivalent to $35,000 in moral damages.  These lawsuits were all served on us in November 2012.  We have submitted these claims to Chevron for indemnity and defense but have not received confirmation of Chevron’s intent to indemnify and defend these actions.  We also understand that an additional 49 lawsuits have been filed in the state of Espirito Santo, with similar allegations, seeking similar damages; these additional 49 lawsuits have not yet been served on us.  We intend to submit these claims to Chevron for indemnity and defense as well.

We intend to defend ourselves vigorously against any claims that are brought based on the incident.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling activities between 1965 and 1986.  Each individual plaintiff was subsequently required to file a separate lawsuit, and the original 21 multi-plaintiff complaints were then dismissed by the Circuit Courts.  We have or may have an indirect interest in a total of 26 cases.  The complaints generally allege that the defendants used or manufactured asbestos-containing drilling mud additives for use in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages.  In each of these cases, the complaints have named other unaffiliated defendant companies, including companies that allegedly manufactured the drilling-related products that contained asbestos.  All of these cases are being governed for discovery and trial setting by a single Case Management Order entered by a Special Master appointed by the court to reside over all the cases, and of the 14 cases in which we are a named defendant, only one has been scheduled for trial and pre-trial discovery, which was scheduled to take place in 2013.  In that case, we recently were able to present a variety of pre-trial defense motions challenging the plaintiff’s evidence and resulting in a negotiated settlement for a nominal sum in the fourth quarter of 2012.  In 2011, the Special Master issued a ruling that a Jones Act employer defendant, such as us, cannot be sued for

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punitive damages, and this ruling has now been obtained in three of our 14 cases.  To date, seven of the 769 cases have gone to trial against defendants who allegedly manufactured or distributed drilling mud additives.  None of these cases have involved an individual Jones Act employer, and we have not been a defendant in any of these cases.  Two of the cases resulted in defense verdicts, and one case ended with a hung jury.  Four cases resulted in verdicts for the plaintiff.  Because the jury awarded punitive damages, two of these cases resulted in a substantial verdict in favor of the plaintiff; however, both of these verdicts have since been vacated by the trial court.  The first plaintiff verdict was vacated on the basis that the plaintiff failed to meet its burden of proof.  While the court’s decision is consistent with our general evaluation of the strength of these cases, it is currently being reviewed on appeal.  The second plaintiff verdict was vacated because the presiding judge was removed from hearing any asbestos cases due to a conflict of interest, but when this case ultimately went to trial earlier this year, it resulted in a defense verdict.  The two remaining plaintiff verdicts are under appeal by the defendants.  We intend to defend these lawsuits vigorously, although there can be no assurance as to the ultimate outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes.  The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly through a qualified settlement fund.  The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2012, the subsidiary was a defendant in approximately 906 lawsuits, some of which include multiple plaintiffs, and we estimate that there are approximately 2,022 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The first of the asbestos-related lawsuits was filed against the subsidiary in 1990.  Through December 31, 2012, the costs incurred to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and settlement costs have been met by insurance made available to the subsidiary.  The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases.  However, the subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly from settlements and claims payments from insurers, assigned rights from insurers and coverage-in-place settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the final outcome of these matters, we do not believe that the current value of the claims where we have been identified will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of BRL 379 million, equivalent to approximately $185 million, including interest and penalties, from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations.  The assessments resulted from a preliminary finding by these authorities that our subsidiary’s record keeping practices were deficient.  We currently believe that the substantial majority of these assessments are without merit.  We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Brazilian import license assessment—In the fourth quarter of 2010, one of our Brazilian subsidiaries received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of BRL 487 million, equivalent to approximately $238 million, including interest and penalties, based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We believe that a substantial majority of the assessment is without merit and are vigorously pursuing legal remedies.  The case was decided partially in favor of our Brazilian subsidiary in the lower administrative court level.  The decision cancelled the majority of the assessment, reducing the total assessment to BRL 30 million, equivalent to approximately $15 million.  On July 14, 2011, our Brazilian subsidiary filed an appeal to eliminate the assessment.  We have not received a ruling on the appeal.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters and various regulatory matters.  We are also involved in lawsuits relating to damage claims arising out of hurricanes Katrina and Rita, all of which are insured and which are not material to us.  As of December 31, 2012, we were involved in a number of other lawsuits, including a dispute for municipal tax payments in Brazil and a dispute involving customs procedures in India, neither of which is material to us, and all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending or threatened litigation.  There can be no assurance that our beliefs or

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expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the U.S. Environmental Protection Agency (“EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The form of the agreement is a consent decree, which has been entered by the court.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California.  This site was formerly owned and operated by certain of our subsidiaries.  It is presently owned by an unrelated party, which has received an order to test the property.  We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property.  Testing has been completed at the property but no contaminants of concern were detected.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of:

•                  the actual responsibility attributed to us and the other PRPs at the site;

•                  appropriate investigatory or remedial actions; and

•                  allocation of the costs of such activities among the PRPs and other site users.

Our ultimate financial responsibility in connection with those sites may depend on many factors, including:

•                  the volume and nature of material, if any, contributed to the site for which we are responsible;

•                  the number of other PRPs and their financial viability; and

•                  the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our statement of financial position or results of operations.  Estimated costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Retained risk

Our hull and machinery and excess liability insurance program consists of commercial market and captive insurance policies.  We periodically evaluate our insurance limits and self-insured retentions.  As of December 31, 2012, the insured value of our drilling rig fleet was approximately $29.3 billion, excluding our rigs under construction.

Hull and machinery coverage—Under the hull and machinery program, we generally maintain a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period.  Subject to the same shared deductible, we also have coverage for costs incurred to mitigate damage to a rig up to an amount equal to 25 percent of a rig’s insured value.  Also subject to the same shared deductible, we have additional coverage for wreck removal for up to 25 percent of a rig’s insured value, with any excess generally covered to the extent of our remaining excess liability coverage described below.

Excess liability coverage—We carry $775 million of commercial market excess liability coverage, exclusive of the deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution.  Our excess liability coverage has (1) separate $10 million per occurrence deductibles on collision liability claims and (2) separate $5 million per occurrence deductibles on crew personal injury claims and on other third-party non-crew claims.  Through our wholly owned captive insurance company, we have retained the risk of the primary $50 million excess liability coverage.  In addition, we generally retain the risk for any liability losses in excess of $825 million.

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Other insurance coverage—We also carry $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well.  This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

We have elected to self-insure operators extra expense coverage for ADTI.  This coverage provides protection against expenses related to well control, pollution and redrill liability associated with blowouts.  ADTI’s customers assume, and indemnify ADTI for, liability associated with blowouts in excess of a contractually agreed amount, generally $50 million.

We do not generally carry commercial market insurance coverage for loss of revenue unless it is contractually required.  We do not generally carry commercial market insurance coverage for our fleet for physical damage losses, including liability for wreck removal expenses, which are caused by named windstorms in the U.S. Gulf of Mexico.

Letters of credit and surety bonds

We had outstanding letters of credit totaling $522 million and $650 million at December 31, 2012 and 2011, respectively, issued under various committed and uncommitted credit lines provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  Included in the $522 million outstanding letters of credit at December 31, 2012 were $113 million of letters of credit that we have agreed to retain in support of the operations for Shelf Drilling for up to three years following the closing of the sale transactions (see Note 9—Discontinued Operations).

As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations relating to the importation of our rigs and certain performance and other obligations.  We had outstanding surety bonds totaling $11 million and $12 million at December 31, 2012 and 2011, respectively.

Note 18—Redeemable Noncontrolling Interest

On February 29, 2012, Quantum exercised its rights under a put option agreement to exchange its interest in TPDI for our shares or cash, at its election.  Based on the redemption value of Quantum’s interest as of that date, we adjusted the carrying amount of the noncontrolling interest and reclassified Quantum’s interest to other current liabilities with a corresponding adjustment in the amount of $106 million to retained earnings within shareholders’ equity.  We estimated the fair value of Quantum’s interest using significant other observable inputs, representative of a Level 2 fair value measurement, including indications of market values of the drilling units owned by TPDI.

On March 29, 2012, Quantum elected to exchange its interest in TPDI for our shares, net of Quantum’s share of TPDI’s indebtedness, as defined in the put option agreement.  Quantum had the right, prior to closing of this exchange, to change its election to cash, net of Quantum’s share of TPDI’s indebtedness.

The carrying amount of Quantum’s interest was measured at its estimated fair value through settlement of the exchange transaction on May 31, 2012, resulting in an adjustment of $25 million to increase the liability with corresponding adjustments to other expense on our consolidated statement of operations.  On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI to satisfy our obligation, resulting in an adjustment of $134 million and $233 million to shares and additional paid-in capital, respectively.  The adjustment included the extinguishment of $148 million of TPDI Notes payable to Quantum and accrued and unpaid interest of $14 million.  As a result of this transaction, TPDI became our wholly owned subsidiary.  In August 2012, we paid $72 million as the final cash settlement, representing 50 percent of TPDI’s working capital at May 29, 2012.  See Note 27—Related Party Transactions.

Until February 29, 2012, Quantum had the unilateral right, pursuant to a put option agreement, to exchange its 50 percent interest in TPDI for our shares or cash, at its election, at an amount based on an appraisal of the fair value of the drillships that are owned by TPDI, subject to certain adjustments.  Accordingly, we presented Quantum’s interest as redeemable noncontrolling interest on our consolidated balance sheets until Quantum exercised its rights under the put option agreement.  Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Redeemable noncontrolling interest
Balance, beginning of period	$116	$41	$—
Reclassification from noncontrolling interest	—	—	26
Net income attributable to noncontrolling interest	13	78	29
Other comprehensive loss attributable to noncontrolling interest	—	(3)	(14)
Fair value adjustment to redeemable noncontrolling interest	106	—	—
Reclassification to accumulated other comprehensive loss	17	—	—
Reclassification to other current liabilities	(252)	—	—
Balance, end of period	$—	$116	$41

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 19—Shareholders’ Equity

Distribution of qualifying additional paid-in capital—In May 2011, at our annual general meeting, our shareholders approved the distribution of additional paid-in capital in the form of a U.S. dollar denominated dividend of $3.16 per outstanding share, payable in four equal installments of $0.79 per outstanding share, subject to certain limitations.  On June 15, 2011, September 21, 2011 and December 21, 2011, we paid the first three installments, in the aggregate amount of $763 million, to shareholders of record as of May 20, 2011, August 26, 2011, and November 25, 2011, respectively.  On March 21, 2012, we paid the final installment in the aggregate amount of $278 million to shareholders of record as of February 24, 2012.

Share issuance— On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI.  See Note 18—Redeemable Noncontrolling Interest.

In December 2011, we completed a public offering of 29.9 million shares at a price per share of $40.50, equivalent to CHF 37.19 using an exchange rate of USD 1.00 to CHF 0.9183.  We received proceeds of $1.2 billion, net of underwriting discounts and commissions, issuance costs and the Swiss Federal Issuance Stamp Tax from the offering.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately $3.8 billion, using an exchange rate of USD 1.00 to CHF 0.92 as of the close of trading on December 31, 2012.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.

During the years ended December 31, 2012 and 2011, we did not purchase any of our shares under our share repurchase program.  During the year ended December 31, 2010, following the authorization by our board of directors, we repurchased 2.9 million of our shares under our share repurchase program for an aggregate purchase price of CHF 257 million, equivalent to $240 million.  At December 31, 2012 and 2011, we held 2.9 million shares in treasury, recorded at cost.

Shares held by subsidiary—In December 2008, we issued 16.0 million of our shares to one of our subsidiaries for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2012 and 2011, our subsidiary held approximately 11.5 million shares and 12.5 million shares, respectively.

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss for the years ended December 31, 2012 and 2011 were as follows (in millions):

	Year ended December 31, 2012				Year ended December 31, 2011
	Unrecognized	Unrecognized	Unrecognized		Unrecognized	Unrecognized	Unrecognized
	components	gains (losses)	gains (losses)		components	gains (losses)	gains (losses)
	of net periodic	on derivative	on marketable		of net periodic	on derivative	on marketable
	benefit costs	instruments	securities	Total	benefit costs	instruments	securities	Total
Balance, beginning of period	$(501)	$7	$(2)	$(496)	$(335)	$5	$(2)	$(332)
Reclassification from redeemable noncontrolling interest	—	(17)	—	(17)	—	—	—	—
Other comprehensive income (loss) attributable to controlling interest	(10)	—	2	(8)	(166)	2	—	(164)
Balance, end of period	$(511)	$(10)	$—	$(521)	$(501)	$7	$(2)	$(496)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 20—Share-Based Compensation Plans

Overview—We have (i) a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and outside directors under which awards can be granted in the form of deferred units, restricted shares, stock options, stock appreciation rights and cash performance awards and (ii) other incentive plans under which awards are currently outstanding.  Awards that may be granted under the Long-Term Incentive Plan include traditional time-vesting awards (“time-based awards”) and awards that are earned based on the achievement of certain performance criteria (“performance-based awards”) or market factors (“market-based awards”).  Our executive compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan.  As of December 31, 2012, we had 36.0 million shares authorized and 10.9 million shares available to be granted under the Long-Term Incentive Plan.

Time-based awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance-based and market-based awards are typically awarded subject to either a two-year or a three-year measurement period during which the number of options, shares or deferred units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or deferred units is determined (the “determination date”) subject to the stated vesting period.  The two-year awards generally vest in three equal installments beginning on the determination date and on January 1 of each of the two subsequent years.  The three-year awards generally vest in one aggregate installment following the determination date.  Once vested, stock options and stock appreciation rights generally have a 10-year term during which they are exercisable.

As of December 31, 2012, total unrecognized compensation costs related to all unvested share-based awards were $95 million, which are expected to be recognized over a weighted-average period of 1.8 years.  In the years ended December 31, 2012, 2011 and 2010, we recognized additional share-based compensation expense of $4 million, $3 million and $12 million, respectively, in connection with modifications of share-based awards.

Option valuation assumptions—We estimated the fair value of each option award under the Long-Term Incentive Plan on the grant date using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2012	2011	2010
Dividend yield	—	4%	4%
Expected price volatility	43%	40%	39%
Risk-free interest rate	0.87%	1.97%	2.30%
Expected life of options	5.0 years	4.9 years	4.7 years
Weighted-average fair value of options granted	$18.87	$19.75	$30.03

Time-Based Awards

Deferred units—A deferred unit is a unit that is equal to one share but has no voting rights until the underlying shares are issued.  The following table summarizes unvested activity for time-based vesting deferred units (“time-based units”) granted under our incentive plans during the year ended December 31, 2012:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2012	1,939,840	$74.78
Granted	2,183,853	50.07
Vested	(1,064,359)	71.57
Forfeited	(189,283)	60.73
Unvested at December 31, 2012	2,870,051	$58.09

The total grant-date fair value of the time-based units that vested during the year ended December 31, 2012 was $74 million.

There were 1,090,747 and 1,055,367 time-based units granted during the years ended December 31, 2011 and 2010, respectively.  The weighted-average grant-date fair value of time-based units granted was $77.55 and $76.83 per share for the years ended December 31, 2011 and 2010, respectively.  There were 832,252 and 559,339 time-based units that vested during the years ended December 31, 2011 and 2010, respectively.  The total grant-date fair value of the time-based units that vested was $66 million and $45 million for the years ended December 31, 2011 and 2010, respectively.  There were 163,439 and 106,691 time-based units that were forfeited during the years ended December 31, 2011 and 2010, respectively.  The total grant date fair value of the time-based units that were forfeited was $13 million and $8 million for the years ended December 31, 2011 and 2010, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Restricted shares—We did not grant time-based vesting restricted shares (“time-based shares”) during the years ended December 31, 2012, 2011 and 2010.  There were no time-based shares that vested during the year ended December 31, 2012.  There were 3,939 and 92,573 time-based shares that vested during the years ended December 31, 2011 and 2010, respectively.  The total grant-date fair value of time-based shares that vested was $1 million and $10 million for the years ended December 31, 2011 and 2010, respectively.

Stock options—The following table summarizes activity for vested and unvested time-based vesting stock options (“time-based options”) outstanding under our incentive plans during the year ended December 31, 2012:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2012	1,579,284	$70.16	5.43	$—
Granted	395,673	50.79
Exercised	(264,707)	36.50
Forfeited	(55,533)	59.65
Expired	(38,662)	53.51
Outstanding at December 31, 2012	1,616,055	$71.69	6.30	$—

Vested and exercisable at December 31, 2012	1,088,127	$77.24	5.15	$—

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2012 was $18.87 per time-based option.  The total grant-date fair value of time-based options that vested during the year ended December 31, 2012 was $5 million.  The total pre-tax intrinsic value of time-based options exercised during the year ended December 31, 2012 was $3 million.  At January 1 and December 31, 2012, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on these dates.  There were 348,666 unvested time-based options outstanding as of December 31, 2012.

There were time-based options to purchase 194,342 and 253,288 shares granted during the years ended December 31, 2011 and 2010, respectively.  The weighted-average grant-date fair value of time-based options granted was $19.75 and $30.03 per time-based option for the years ended December 31, 2011 and 2010, respectively.  The total grant-date fair value of time-based options that vested was $8 million and $12 million for the years ended December 31, 2011 and 2010, respectively.  There were time-based options to purchase 210,997 and 289,445 shares exercised during the years ended December 31, 2011 and 2010, respectively.  The total pretax intrinsic value of time-based options exercised was $5 million and $11 million during the years ended December 31, 2011 and 2010, respectively.  There were unvested time-based options to purchase 396,997 and 470,400 shares as of December 31, 2011 and 2010, respectively.

Stock appreciation rights—The following table summarizes activity for stock appreciation rights outstanding under our incentive plans during the year ended December 31, 2012:

	Number of awards	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2012	187,739	$93.39	4.76	$—
Outstanding at December 31, 2012	187,739	$93.39	3.76	$—

Vested and exercisable at December 31, 2012	187,739	$93.39	3.76	$—

We did not grant stock appreciation rights during the years ended December 31, 2012, 2011, and 2010.  At January 1 and December 31, 2012, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on those dates.  There were 1,400 stock appreciation rights exercised with a total pre-tax intrinsic value of zero for the year ended December 31, 2011.  There were no stock appreciation rights exercised during the year ended December 31, 2010.  There were no unvested stock appreciation rights outstanding as of December 31, 2012, 2011 and 2010.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Market-Based Awards

Deferred units—We grant market-based deferred units (“market-based units”) that can be earned depending on the achievement of certain market conditions.  The number of units earned is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for market-based units granted under our incentive plans during the year ended December 31, 2012:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2012	415,947	$75.98
Granted	163,319	58.52
Vested	(318,926)	75.18
Forfeited	(28,889)	70.04
Unvested at December 31, 2012	231,451	$65.50

Total grant-date fair value of the market based units that vested during the year ended December 31, 2012 was $24 million.

There were 98,797 and 122,934 market-based units granted during the years ended December 31, 2011 and 2010 with a weighted-average grant-date fair value of $78.69 and $82.55 per share, respectively.  No market-based units vested in the years ended December 31, 2011 and 2010.

Performance-Based Awards

Stock options—We have previously granted performance-based stock options (“performance-based options”) that could be earned depending on the achievement of certain performance targets.  The number of options earned is quantified upon completion of the performance period at the determination date.  The following table summarizes activity for vested and unvested performance-based options outstanding under our incentive plans during the year ended December 31, 2012:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2012	179,262	$75.30	4.23	$—
Outstanding at December 31, 2012	179,262	$75.30	3.22	$—

Vested and exercisable at December 31, 2012	179,262	$75.30	3.22	$—

We did not grant performance-based options during the years ended December 31, 2012, 2011 and 2010.  At January 1 and December 31, 2012, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on that date.  There were no performance-based options exercised during the years ended December 31, 2012, 2011 and 2010.  There were no unvested performance-based stock options outstanding as of December 31, 2012, 2011 and 2010.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 21—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2012	2011
Other current liabilities
Accrued payroll and employee benefits	$421	$328
Distribution payable	—	278
Deferred revenue	214	171
Deferred revenue of consolidated variable interest entities	21	16
Accrued taxes, other than income	150	142
Accrued interest	122	132
Contingent liabilities	1,958	1,243
Other	47	65
Total other current liabilities	$2,933	$2,375

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2012	2011
Other long-term liabilities
Long-term income taxes payable	$584	$751
Accrued pension liabilities	558	579
Deferred revenue	174	236
Deferred revenue of consolidated variable interest entities	72	85
Drilling contract intangibles	60	103
Accrued retiree life insurance and medical benefits	54	49
Other	102	122
Total other long-term liabilities	$1,604	$1,925

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 22—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in operating assets and liabilities were composed of the following (in millions):

	Years ended December 31,
	2012	2011	2010
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	$(139)	$(174)	$386
Increase in other current assets	(73)	(73)	(75)
Decrease (increase) in other assets	12	26	(40)
Increase in accounts payable and other current liabilities	931	978	197
Decrease in other long-term liabilities	(63)	(34)	(52)
Change in income taxes receivable / payable, net	(156)	80	(37)
	$512	$803	$379

Additional cash flow information were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Certain cash operating activities
Cash payments for interest	$719	$501	$455
Cash payments for income taxes	347	338	493

Non-cash investing and financing activities
Capital expenditures, accrued at end of period (a)	$123	$62	$66
Issuance of shares in exchange for redeemable noncontrolling interest (b)	367	—	—
Non-cash proceeds received for the sale of assets (c)	194	—	134

(a)         These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable.

(b)         On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI.  See Note 18—Redeemable Noncontrolling Interest.

(c)          During the year ended December 31, 2012, we completed the sale of 38 drilling units to Shelf Drilling.  In connection with the sale transactions, we received net cash proceeds of $568 million and non-cash proceeds in the form of preference shares with an aggregate stated value of $196 million.  We recognized the preference shares at their estimated fair value measured at the time of the sale, in the aggregate amount of $194 million, including the fair value associated with the embedded derivatives.  See Note 9—Discontinued Operations.

During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV.  In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate face value amount of $165 million.  We recognized the notes receivable at their estimated fair value, in the aggregate amount of $134 million, measured at the time of the sale.  See Note 12—Drilling Fleet.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 23—Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows:

	December 31, 2012		December 31, 2011
	Carrying amount	Fair value	Carrying amount	Fair value
Cash and cash equivalents	$5,134	$5,134	$4,017	$4,017
Notes and other loans receivable	142	142	154	154
Preference shares	196	196	—	—
Restricted cash investments	857	903	934	975
Long-term debt, including current maturities	12,268	13,899	12,698	13,074
Long-term debt of consolidated variable interest entities, including current maturities	191	191	838	838
Derivative instruments, assets	8	8	36	36
Derivative instruments, liabilities	15	15	38	38

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents, which are stated at cost plus accrued interest, approximates fair value because of the short maturities of those instruments.

Notes and other loans receivable—We hold certain notes and other loans receivable, which originated in connection with certain asset dispositions and supplier advances.  The aggregate carrying amount represents the amortized cost of our investments, which approximates the estimated fair value.  We measured the estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings of the borrowers.  At December 31, 2012, the aggregate carrying amount of our notes receivable and other loans receivable was $142 million, including $35 million and $107 million recorded in other current assets and other assets, respectively.  At December 31, 2011, the aggregate carrying amount of our notes receivable and other loans receivable was $154 million, including $37 million and $117 million, recorded in other current assets and other assets, respectively.

Preference shares—In connection with our sale of 38 drilling units to Shelf Drilling, we received preference shares of one of its intermediate parent companies.  The aggregate carrying amount of the preference shares represents the historical cost of our investment, as the preference shares do not have a readily determinable fair value.  We measured the estimated fair value of the Shelf Drilling preference shares using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings and financial position of the investee.  At December 31, 2012, the aggregate carrying amount of the preference shares, excluding the balance associated with the embedded derivatives, was $196 million, recorded in other assets.

Restricted cash investments—The carrying amount of the Aker Restricted Cash Investments represents the amortized cost of our investment, which was $797 million and $889 million at December 31, 2012 and 2011, respectively.  We measured the estimated fair value of the Aker Restricted Investments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2012 and 2011, the estimated fair value of the Aker Restricted Cash Investments was $843 million and $930 million, respectively.

The aggregate carrying amount of the restricted cash investments for the TPDI Credit Facilities, the ADDCL Credit Facilities and other obligations approximates fair value due to the short term nature of the instruments in which the restricted cash investments are held.  At December 31, 2012 and 2011, the aggregate carrying amount of the restricted cash investments for the TPDI Credit Facilities, the ADDCL Credit Facilities and other obligations was $60 million and $45 million, respectively.

Debt—The aggregate carrying amount of our fixed-rate debt was $11.7 billion and $11.9 billion at December 31, 2012 and 2011, respectively.  We measured the estimated fair value of our fixed-rate debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.  At December 31, 2012 and 2011, the aggregate estimated fair value of our fixed-rate debt was $13.3 billion and $12.2 billion, respectively.

The aggregate carrying amount of our variable-rate debt approximates fair value because the terms of those debt instruments include short-term interest rates and exclude penalties for prepayment.  We measured the estimated fair value of our variable-rate debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.  At December 31, 2012 and 2011, the aggregate carrying amount of our variable-rate debt was $579 million and $761 million, respectively.

Debt of consolidated variable interest entities—The aggregate carrying amount of the variable-rate debt of our consolidated variable interest entities approximates fair value because the terms of those debt instruments include short-term interest rates and exclude penalties for prepayments.  We measured the estimated fair value of the debt of our consolidated variable interest entities using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

December 31, 2012 and 2011, the aggregate carrying amount of the variable-rate debt of our consolidated variable interest entities was $191 million and $838 million, respectively.

Derivative instruments—The aggregate carrying amount of our derivative instruments represents the estimated fair value.  We measured the estimated fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the interest rates and terms of the instruments.

Note 24—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short-term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short-term investments, as the interest income earned on these investments changes with market interest rates.  Floating rate debt, where the interest rate may be adjusted annually or more frequently over the life of the instrument, exposes us to short-term changes in market interest rates.  Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt.  Our fixed-rate restricted cash investments, acquired in connection with our acquisition of Aker Drilling, and the respective debt instruments for which they are restricted, are subject to corresponding and opposing changes in the fair value relative to changes in market interest rates.

From time to time, we may use interest rate swap agreements to manage the effect of interest rate changes on future income.  We do not generally enter into interest rate derivative transactions for speculative or trading purposes.  Interest rate swaps are generally designated as hedges of underlying future interest payments.  These agreements involve the exchange of amounts based on variable interest rates and amounts based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based.  The interest rate differential to be received or paid on the swaps is recognized over the lives of the swaps as an adjustment to interest expense.  Gains and losses on terminations of interest rate swap agreements are deferred and recognized as an adjustment to interest expense over the remaining life of the underlying debt.  In the event of the early retirement of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non-U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and, from time to time, the use of foreign exchange derivative instruments.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.  In situations where payments of local currency do not equal local currency requirements, we may use currency exchange derivative instruments, specifically forward exchange contracts, or spot purchases, to mitigate currency exchange rate risk.  A forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified currency exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

We do not enter into currency exchange derivative transactions for speculative purposes.  We record designated currency exchange derivative instruments at fair value and defer gains and losses in other comprehensive income, recognizing the gains and losses when the underlying currency exchange exposure is realized.  We record undesignated currency exchange derivative instruments at fair value and record changes to the fair value in current period earnings as an adjustment to currency exchange gains or losses.  At December 31, 2012 and 2011, we had cross-currency swaps, assumed in connection with our acquisition of Aker Drilling, that were designated as cash flow hedges of certain debt instruments denominated in Norwegian kroner.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short-term investments, trade receivables, notes and loans receivable and equity investment.

We generally maintain our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high-quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We derive the majority of our revenue from services to international oil companies, government-owned oil companies and government-controlled oil companies.  Receivables are dispersed in various countries (see Note 25—Operating Segments, Geographic Analysis and Major Customers).  We maintain an allowance for doubtful accounts receivable based upon expected collectability and establish reserves for doubtful accounts on a case-by-case basis when we believe the payment of specific amounts owed to us is unlikely to occur.  Although we have encountered isolated credit concerns related to independent oil companies, we are not aware of any

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

We hold investments in debt and equity instruments of certain privately held companies as a result of certain dispositions of assets and equity interests or as a result of arrangements with certain suppliers.  We monitor the financial condition of the investees on an ongoing basis to determine whether a valuation allowance is required.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2012, we had approximately 18,400 employees, including approximately 1,700 persons engaged through contract labor providers.  Of our 18,400 employees, approximately 3,000 persons are working under operating agreements with Shelf Drilling and are expected to transition upon expiration of such operating agreements.  Some of our employees working in Angola, the U.K., Nigeria, Norway, Australia and Brazil are represented by, and some of our contracted labor work under, collective bargaining agreements.  Many of these represented individuals are working under agreements that are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

Note 25—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We have established two operating segments: (1) contract drilling services and (2) drilling management services.  Our contract drilling services business operates in a single, global market for the provision of contract drilling services.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.  Our drilling management services operating segment does not meet the quantitative thresholds for determining reportable segments.

Geographic analysis—Operating revenues for our continuing operations by country were as follows (in millions):

	Years ended December 31,
	2012	2011	2010
Operating revenues
U.S.	$2,472	$1,971	$1,937
Norway	1,174	897	765
Brazil	1,114	1,019	1,288
U.K.	1,028	1,099	1,097
Other countries (a)	3,408	3,041	2,862
Total operating revenues	$9,196	$8,027	$7,949

(a)         Other countries represents countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long-lived assets by country were as follows (in millions):

	December 31,
	2012	2011
Long-lived assets
U.S.	$7,395	$6,553
Brazil	2,285	2,185
Norway	2,072	2,067
Other countries (a)	9,128	9,983
Total long-lived assets	$20,880	$20,788

(a)         Other countries represents countries in which we operate that individually had long-lived assets representing less than 10 percent of total long-lived assets.

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2012 and 2011, the aggregate carrying amount of our long-lived assets located in Switzerland was $7 million and $8 million, respectively.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Major customers—For the year ended December 31, 2012, Chevron Corporation, BP and Petrobras accounted for approximately 11 percent, 11 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2011, BP accounted for approximately 11 percent of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2010, BP and Petrobras each accounted for approximately 11 percent of our consolidated operating revenues from continuing operations.

Note 26—Condensed Consolidating Financial Information

Transocean Inc., a wholly owned subsidiary of Transocean Ltd., is the issuer of certain notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd.’s guarantee of debt securities of Transocean Inc. is full and unconditional.  Transocean Ltd. is not subject to any significant restrictions on its ability to obtain funds from its consolidated subsidiaries or entities accounted for under the equity method by dividends, loans or return of capital distributions.

The following tables present condensed consolidating financial information for (a) Transocean Ltd. (the “Parent Guarantor”), (b) Transocean Inc. (the “Subsidiary Issuer”), and (c) the other direct and indirect wholly owned and partially owned subsidiaries of the Parent Guarantor, none of which guarantee any indebtedness of the Subsidiary Issuer (the “Other Subsidiaries”), as well as (d) the consolidating adjustments necessary to present the condensed financial statements on a consolidated basis.  The condensed consolidating financial information may not necessarily be indicative of the results of operations, financial position or cash flows had the subsidiaries operated as independent entities.

	Year ended December 31, 2012
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
	(in millions)
Operating revenues	$—	$5	$9,213	$(22)	$9,196
Cost and expenses	54	16	7,463	(22)	7,511
Loss on impairment	—	—	(140)	—	(140)
Gain on disposal of assets, net	—	—	36	—	36
Operating income (loss)	(54)	(11)	1,646	—	1,581

Other income (expense), net
Interest expense, net	(12)	(576)	(79)	—	(667)
Equity in earnings	(153)	402	—	(249)	—
Other, net	—	(4)	(44)	—	(48)
	(165)	(178)	(123)	(249)	(715)
Income (loss) from continuing operations before income tax expense	(219)	(189)	1,523	(249)	866
Income tax expense	—	—	50	—	50
Income (loss) from continuing operations	(219)	(189)	1,473	(249)	816
Loss from discontinued operations, net of tax	—	—	(1,027)	—	(1,027)

Net income (loss)	(219)	(189)	446	(249)	(211)
Net income (loss) attributable to noncontrolling interest	—	—	8	—	8
Net income (loss) attributable to controlling interest	(219)	(189)	438	(249)	(219)

Other comprehensive income (loss) before income taxes	(5)	(31)	35	—	(1)
Income taxes related to other comprehensive income (loss)	—	—	(7)	—	(7)
Other comprehensive income (loss), net of income taxes	(5)	(31)	28	—	(8)

Total comprehensive income (loss)	(224)	(220)	474	(249)	(219)
Total comprehensive income (loss) attributable to noncontrolling interest	—	—	8	—	8
Total comprehensive income (loss) attributable to controlling interest	$(224)	$(220)	$466	$(249)	$(227)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year ended December 31, 2011
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Operating revenues	$—	$—	$8,045	$(18)	$8,027
Cost and expenses	44	4	7,546	(18)	7,576
Loss on impairment	—	—	(5,201)	—	(5,201)
Loss on disposal of assets, net	—	—	(12)	—	(12)
Operating loss	(44)	(4)	(4,714)	—	(4,762)

Other income (expense), net
Interest expense, net	(11)	(510)	(56)	—	(577)
Equity in earnings	(5,699)	(5,174)	—	10,873	—
Other, net	—	9	(108)	—	(99)
	(5,710)	(5,675)	(164)	10,873	(676)
Loss from continuing operations before income tax expense	(5,754)	(5,679)	(4,878)	10,873	(5,438)
Income tax expense	—	—	324	—	324
Loss from continuing operations	(5,754)	(5,679)	(5,202)	10,873	(5,762)
Income from discontinued operations, net of tax	—	—	85	—	85

Net loss	(5,754)	(5,679)	(5,117)	10,873	(5,677)
Net income attributable to noncontrolling interest	—	—	77	—	77
Net loss attributable to controlling interest	(5,754)	(5,679)	(5,194)	10,873	(5,754)

Other comprehensive income (loss) before income taxes	(3)	(114)	(64)	—	(181)
Income taxes related to other comprehensive income (loss)	—	—	13	—	13
Other comprehensive income (loss), net of income taxes	(3)	(114)	(51)	—	(168)

Total comprehensive income (loss)	(5,757)	(5,793)	(5,168)	10,873	(5,845)
Total comprehensive income attributable to noncontrolling interest	—	—	73	—	73
Total comprehensive income (loss) attributable to controlling interest	$(5,757)	$(5,793)	$(5,241)	$10,873	$(5,918)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year ended December 31, 2010
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Operating revenues	$—	$—	$7,964	$(15)	$7,949
Cost and expenses	45	3	5,441	(15)	5,474
Gain on disposal of assets, net	—	—	255	—	255
Operating income (loss)	(45)	(3)	2,778	—	2,730

Other income (expense), net
Interest expense, net	1	(494)	(51)	—	(544)
Equity in earnings	970	1,484	—	(2,454)	—
Other, net	—	(7)	(24)	—	(31)
	971	983	(75)	(2,454)	(575)
Income from continuing operations before income tax expense	926	980	2,703	(2,454)	2,155
Income tax expense	—	—	292	—	292
Income from continuing operations	926	980	2,411	(2,454)	1,863
Loss from discontinued operations, net of tax	—	—	(894)	—	(894)

Net income	926	980	1,517	(2,454)	969
Net income attributable to noncontrolling interest	—	—	43	—	43
Net income attributable to controlling interest	926	980	1,474	(2,454)	926

Other comprehensive income (loss) before income taxes	7	(44)	28	—	(9)
Income taxes related to other comprehensive income (loss)	—	—	(9)	—	(9)
Other comprehensive income (loss), net of income taxes	7	(44)	19	—	(18)

Total comprehensive income	933	936	1,536	(2,454)	951
Total comprehensive income attributable to noncontrolling interest	—	—	22	—	22
Total comprehensive income attributable to controlling interest	$933	$936	$1,514	$(2,454)	$929

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	December 31, 2012
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Assets
Cash and cash equivalents	$24	$3,155	$1,955	$—	$5,134
Other current assets	7	1,901	3,852	(2,247)	3,513
Total current assets	31	5,056	5,807	(2,247)	8,647

Property and equipment, net	—	—	20,880	—	20,880
Goodwill	—	—	2,987	—	2,987
Investment in affiliates	16,354	27,933	196	(44,287)	196
Other assets	—	1,804	18,048	(18,307)	1,545
Total assets	16,385	34,793	47,918	(64,841)	34,255

Liabilities and equity
Debt due within one year	—	564	803	—	1,367
Other current liabilities	13	632	5,698	(2,247)	4,096
Total current liabilities	13	1,196	6,501	(2,247)	5,463

Long-term debt	594	17,772	11,033	(18,307)	11,092
Other long-term liabilities	33	454	1,483	—	1,970
Total long-term liabilities	627	18,226	12,516	(18,307)	13,062

Commitments and contingencies
Redeemable noncontrolling interest	—	—	—	—	—

Total equity	15,745	15,371	28,901	(44,287)	15,730
Total liabilities and equity	$16,385	$34,793	$47,918	$(64,841)	$34,255

	December 31, 2011
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Assets
Cash and cash equivalents	$3	$2,793	$1,221	$—	$4,017
Other current assets	8	784	4,476	(1,749)	3,519
Total current assets	11	3,577	5,697	(1,749)	7,536

Property and equipment, net	1	—	20,787	—	20,788
Goodwill	—	—	3,217	—	3,217
Investment in affiliates	16,439	27,518	—	(43,957)	—
Other assets	—	1,368	20,799	(18,676)	3,491
Total assets	16,451	32,463	50,500	(64,382)	35,032

Liabilities and equity
Debt due within one year	—	1,693	494	—	2,187
Other current liabilities	294	367	4,429	(1,749)	3,341
Total current liabilities	294	2,060	4,923	(1,749)	5,528

Long-term debt	495	14,308	15,222	(18,676)	11,349
Other long-term liabilities	25	439	1,948	—	2,412
Total long-term liabilities	520	14,747	17,170	(18,676)	13,761

Commitments and contingencies
Redeemable noncontrolling interest	—	—	116	—	116

Total equity	15,637	15,656	28,291	(43,957)	15,627
Total liabilities and equity	$16,451	$32,463	$50,500	$(64,382)	$35,032

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year ended December 31, 2012
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$(86)	$(953)	$3,747	$—	$2,708

Cash flows from investing activities
Capital expenditures	—	—	(1,303)	—	(1,303)
Capital expenditures for discontinued operations	—	—	(106)	—	(106)
Proceeds from disposal of assets, net	—	—	191	—	191
Proceeds from disposal of discontinued operations, net	—	568	221	—	789
Investing activities with affiliates, net	(165)	(2,344)	(3,726)	6,235	—
Other, net	—	29	11	—	40
Net cash provided by (used in) investing activities	(165)	(1,747)	(4,712)	6,235	(389)

Cash flows from financing activities
Changes in short-term borrowings, net	—	—	(260)	—	(260)
Proceeds from debt	—	1,493	—	—	1,493
Repayments of debt	—	(1,689)	(593)	—	(2,282)
Proceeds from restricted cash investments	—	—	311	—	311
Deposits to restricted cash investments	—	—	(167)	—	(167)
Distribution of qualifying additional paid-in capital	(278)	—	—	—	(278)
Financing activities with affiliates, net	549	3,276	2,410	(6,235)	—
Other, net	1	(18)	(2)	—	(19)
Net cash provided by (used in) financing activities	272	3,062	1,699	(6,235)	(1,202)

Net increase (decrease) in cash and cash equivalents	21	362	734	—	1,117
Cash and cash equivalents at beginning of period	3	2,793	1,221	—	4,017
Cash and cash equivalents at end of period	$24	$3,155	$1,955	$—	$5,134

	Year ended December 31, 2011
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$(52)	$(568)	$2,445	$—	$1,825

Cash flows from investing activities
Capital expenditures	—	—	(974)	—	(974)
Capital expenditures for discontinued operations	—	—	(46)	—	(46)
Investment in business combination, net of cash acquired	—	—	(1,246)	—	(1,246)
Proceeds from disposal of assets, net	—	—	14	—	14
Proceeds from disposal of discontinued operations, net	—	—	447	—	447
Investing activities with affiliates, net	(875)	(325)	(1,764)	2,964	—
Other, net	—	(23)	(68)	—	(91)
Net cash provided by (used in) investing activities	(875)	(348)	(3,637)	2,964	(1,896)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(88)	—	—	(88)
Proceeds from debt	435	2,504	—	—	2,939
Repayments of debt	(429)	(1,827)	(153)	—	(2,409)
Proceeds from restricted cash investments	429	—	50	—	479
Deposits to restricted cash investments	(435)	—	(88)	—	(523)
Proceeds from share issuance, net	1,211	—	—	—	1,211
Distribution of qualifying additional paid-in capital	(763)	—	—	—	(763)
Financing activities with affiliates, net	495	1,114	1,355	(2,964)	—
Other, net	(51)	(35)	(26)	—	(112)
Net cash provided by (used in) financing activities	892	1,668	1,138	(2,964)	734

Net increase (decrease) in cash and cash equivalents	(35)	752	(54)	—	663
Cash and cash equivalents at beginning of period	38	2,041	1,275	—	3,354
Cash and cash equivalents at end of period	$3	$2,793	$1,221	$—	$4,017

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year ended December 31, 2010
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$(33)	$(358)	$4,297	$—	$3,906

Cash flows from investing activities
Capital expenditures	(4)	—	(1,345)	—	(1,349)
Capital expenditures for discontinued operations	—	—	(42)	—	(42)
Proceeds from disposal of assets, net	—	—	60	—	60
Proceeds from insurance recoveries for loss of drilling unit	—	—	560	—	560
Investing activities with affiliates, net	310	1,357	(1,694)	27	—
Other, net	—	(6)	56	—	50
Net cash provided by (used in) investing activities	306	1,351	(2,405)	27	(721)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(193)	—	—	(193)
Proceeds from debt	—	1,999	55	—	2,054
Repayments of debt	—	(2,245)	(320)	—	(2,565)
Purchases of shares held in treasury	(240)	—	—	—	(240)
Financing activities with affiliates, net	—	1,384	(1,357)	(27)	—
Other, net	—	(14)	(3)	—	(17)
Net cash provided by (used in) financing activities	(240)	931	(1,625)	(27)	(961)

Net increase in cash and cash equivalents	33	1,924	267	—	2,224
Cash and cash equivalents at beginning of period	5	117	1,008	—	1,130
Cash and cash equivalents at end of period	$38	$2,041	$1,275	$—	$3,354

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 27—Related Party Transactions

Quantum Pacific Management Limited—On October 18, 2007, one of our subsidiaries acquired a 50 percent interest in TPDI, an entity formed to operate two Ultra-Deepwater Floaters, Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  Until May 31, 2012, Quantum held the remaining 50 percent interest in TPDI.  We presented Quantum’s interest in TPDI as redeemable noncontrolling interest on our consolidated balance sheets since Quantum had the unilateral right to exchange its interest in TPDI for our shares or cash, at its election, measured at an amount based on an appraisal of the fair value of the drillships that are owned by TPDI, subject to certain adjustments.

On February 29, 2012, Quantum exercised its rights under a put option agreement to exchange its interest in TPDI for our shares or cash, at its election.  On March 29, 2012, Quantum elected to exchange its interest in TPDI for our shares, net of Quantum’s share of TPDI’s indebtedness, as defined in the put option agreement.  Quantum had the right, prior to closing of this exchange, to change its election to cash, net of Quantum’s share of TPDI’s indebtedness.  On May 31, 2012, we issued 8.7 million shares to Quantum in a non-cash exchange for its interest in TPDI, and as a result, TPDI became our wholly owned subsidiary.  The put option agreement, among other things, restricts Quantum’s sale of our shares until May 29, 2013.  In August 2012, we paid $72 million as the final cash settlement, representing 50 percent of TPDI’s working capital at May 29, 2012.  See Note 18—Redeemable Noncontrolling Interest.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 28—Quarterly Results (Unaudited)

Shown below are selected unaudited quarterly data.  Amounts have been restated to reflect corrections of errors identified in previously reported amounts (see Note 4—Correction of Errors in Previously Reported Consolidated Financial Statements) and to reflect reclassifications associated with our discontinued operations (see Note 9—Discontinued Operations).

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2012
Operating revenues	$2,110	$2,329	$2,431	$2,326
Operating income (loss) (a)	371	(142)	811	541
Income (loss) from continuing operations	154	(303)	533	432
Net income (loss) attributable to controlling interest (a) (b)	10	(304)	(381)	456
Per share earnings (loss) from continuing operations
Basic	$0.42	$(0.86)	$1.49	$1.19
Diluted	$0.42	$(0.86)	$1.49	$1.19
Weighted-average shares outstanding
Basic	350	353	359	359
Diluted	350	353	359	360

2011
Operating revenues	$1,869	$2,051	$1,974	$2,133
Operating income (loss) (c)	366	380	303	(5,811)
Income (loss) from continuing operations	180	171	(19)	(6,094)
Net income (loss) attributable to controlling interest (c) (d)	319	124	(32)	(6,165)
Per share earnings (loss) from continuing operations
Basic	$0.51	$0.51	$(0.09)	$(18.67)
Diluted	$0.51	$0.50	$(0.09)	$(18.67)
Weighted-average shares outstanding
Basic	319	320	320	329
Diluted	320	320	320	329

(a)         First quarter included an adjustment of $118 million to our goodwill impairment associated with our contract drilling reporting unit and an impairment of $22 million of the customer relationships intangible asset associated with the U.K. operations of our drilling management services reporting unit. Second quarter included an estimated loss of $750 million in connection with loss contingencies associated with the Macondo well incident.  Third quarter included an aggregate gain of $51 million associated with the sale of Discoverer 534 and Jim Cunningham.  See Note 7—Intangible Asset Impairments, Note 12—Drilling Fleet and Note 17—Commitments and Contingencies.

(b)         First, second, third and fourth quarters included gains (losses) on disposal of discontinued operations in the amount of $(1) million, $72 million. $(1) million and $12 million, respectively.  See Note 9—Discontinued Operations.

(c)          Third quarter included a loss of $78 million on a forward exchange contract.  Fourth quarter included an estimated loss of $5.2 billion on impairment of goodwill and an estimated loss of $1.0 billion in connection with loss contingencies associated with the Macondo well incident.  See Note 7—Intangible Asset Impairments and Note 17—Commitments and Contingencies.

(d)         First, second, third and fourth quarters included gains (losses) on disposal of discontinued operations in the amount of $178 million, $(2) million, $(1) million and $8 million, respectively.  See Note 9—Discontinued Operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 29—Subsequent Events

Discontinued operations—Subsequent to December 31, 2012, we completed the sale of the Standard Jackups D.R. Stewart and GSF Adriatic VIII.  At December 31, 2012, the rigs and related equipment were classified as held for sale and had an aggregate carrying amount of $45 million.

Debt—Subsequent to December 31, 2012, we redeemed the remaining $62 million aggregate principal amount of the Series C Convertible Senior Notes.  We also repaid the outstanding $250 million aggregate principal amount of the 5% Notes due February 2013 as of the stated maturity date.

Additionally, subsequent to December 31, 2012, we provided notice of our intent to redeem the Callable Bonds on March 6, 2013.  At December 31, 2012, the aggregate principal amounts of the FRN Callable Bonds and the 11% Callable Bonds were NOK 940 million and NOK 560 million, equivalent to $169 million and $101 million, respectively, using an exchange rate of NOK 5.56 to $1.00.

Macondo well incident—U.S. Department of Justice claims—Subsequent to December 31, 2012, we reached agreement with the DOJ to resolve certain outstanding civil and potential criminal charges against us arising from the Macondo well incident.  As part of this resolution, we agreed to pay $1.4 billion in fines, recoveries and civil penalties, excluding interest, in scheduled payments over a five-year period through 2017.

Pursuant to the Plea Agreement, one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the CWA.  The court accepted the guilty plea on February 14, 2013 and imposed the agreed-upon sentence.  Pursuant to the Plea Agreement, the court imposed a criminal fine of $100 million to be paid within 60 days of sentencing, and also entered an order requiring us to pay a total of $150 million to the National Fish & Wildlife Foundation, as follows: $58 million within 60 days of sentencing, $53 million within one year of sentencing and an additional $39 million within two years of sentencing.  Such order also requires us to pay $150 million to the National Academy of Sciences as follows: $2 million within 90 days of sentencing, $7 million within one year of sentencing, $21 million within two years of sentencing, $60 million within three years of sentencing and a final payment of $60 million within four years of sentencing.  As of the date of the court approval, these obligations were reclassified from other current liabilities to debt or debt due within one year on our consolidated balance sheets.  Our subsidiary has also agreed to five years of probation.  The DOJ has agreed, subject to the provisions of the Plea Agreement, not to further prosecute us for certain conduct generally regarding matters under investigation by the DOJ’s Deepwater Horizon Task Force.  In addition, we have agreed to continue to cooperate with the Deepwater Horizon Task Force in any ongoing investigation related to or arising from the accident.

Pursuant to the Consent Decree, we agreed to pay a civil penalty totaling $1.0 billion, plus interest, according to the following schedule: (a) $400 million, plus interest, within 60 days after the date of entry; (b) $400 million, plus interest, within one year after the date of entry; and (c) $200 million, plus interest, within two years after the date of entry.  Such interest will accrue from January 3, 2013 at the statutory post-judgment interest rate equal to the weekly average one-year constant maturity U.S. Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week preceding the date of entry, plus 2.0 percent.  The Consent Decree was approved by the court on February 19, 2013, and at the time of such approval, the noncurrent portion of these obligations were reclassified to other long-term liabilities on our consolidated balance sheets.

On February 25, 2013, we reached an administrative agreement (the “EPA Agreement”) with the EPA.  The EPA Agreement resolves all matters relating to suspension, debarment and statutory disqualification arising from the matters contemplated by the Plea Agreement.  Subject to our compliance with the terms of the EPA Agreement, the EPA has agreed that it will not suspend, debar or statutorily disqualify us and will lift any existing suspension, debarment or statutory disqualification.

In the EPA Agreement, we agreed to, among other things, (1) comply with our obligations under the Plea Agreement and the Consent Decree; (2) continue the implementation of certain programs and systems, including the scheduled revision of our environmental management system and maintenance of certain compliance and ethics programs; (3) comply with certain employment and contracting procedures; (4) engage independent compliance auditors and a process safety consultant to, among other things, assess and report to the EPA on our compliance with the terms of the Plea Agreement, the Consent Decree and the EPA Agreement; and (5) give reports and notices with respect to various matters, including those relating to compliance, misconduct, legal proceedings, audit reports, the EPA Agreement, Consent Decree and Plea Agreement.  Subject to certain exceptions, the EPA Agreement prohibits us from entering into or engaging in certain business relationships with individuals or entities that are debarred, suspended, proposed for debarment or similarly restricted.  The EPA Agreement has a five-year term.

In addition, we agreed to take specified actions relating to operations in U.S. waters, including, among other things, the design and implementation of, and compliance with, additional systems and procedures; blowout preventer certification and reports; measures to strengthen well control competencies, drilling monitoring, recordkeeping, incident reporting, risk management and oil spill training, exercises and response planning; communication with operators; alarm systems; transparency and responsibility for matters relating to the Consent Decree; and technology innovation, with a first emphasis on more efficient, reliable blowout preventers.  We have agreed to submit a performance plan (the “Performance Plan”) for approval by the U.S. within 120 days after the date of entry of the Consent Decree.  The Performance Plan will include, among other things, interim milestones for actions in specified areas and a proposed schedule for reports required under the Consent Decree.

The Consent Decree also provides for the appointment of (i) an independent auditor to review, audit and report on our compliance with the injunctive provisions of the Consent Decree and (ii) an independent process safety consultant to review, report on and assist with respect to the process safety aspects of the Consent Decree, including operational risk identification and risk management.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Consent Decree requires certain plans, reports and submissions be made and be acceptable to the U.S. and also requires certain publicly available filings.

Under the terms of the Consent Decree, the U.S. has agreed not to sue Transocean Ltd., Transocean Inc. and certain of our subsidiaries and certain related individuals for civil or administrative penalties for the Macondo well incident under specified provisions of the CWA, the Outer Continental Shelf Lands Act (“OSCLA”), the Endangered Species Act, the Marine Mammal Protection Act, the National Marine Sanctuaries Act, the federal Oil and Gas Royalty Management Act, the CERCLA, the Emergency Planning and Community Right to Know Act and the Clean Air Act.  In addition, the Consent Decree resolves our appeal of the incidents of noncompliance under the OSCLA issued by the BSEE on October 12, 2011 without any admission of liability by us.

The Consent Decree does not resolve the rights of the U.S. with respect to all other matters, including certain liabilities under the OPA for removal costs or natural resources damages.  However, the district court previously held that we are not liable under the OPA for damages caused by subsurface discharge from the Macondo well.  If this ruling is upheld on appeal, our natural resources damage assessment liability would be limited to any such damages arising from the above-surface discharge.

The resolution with the DOJ of such civil and criminal claims, as discussed, does not include potential claims arising from the False Claims Act investigation.  As part of the settlement discussions, however, we inquired whether the U.S. intends to pursue any actions under the False Claims Act.  In response, the DOJ sent us a letter stating that the Civil Division of the DOJ, based on facts then known, is no longer pursuing any investigation or claims, and did not have any present intention to pursue any investigation or claims, under the False Claims Act against the various Transocean entities for their involvement in the Macondo well incident.

We may request termination of the Consent Decree after we have: (i) completed timely the civil penalty payment requirements of the Consent Decree; (ii) operated under a fully approved Performance Plan required under the Consent Decree for five years; (iii) complied with the terms of the Performance Plan and certain provisions of the Consent Decree, generally relating to a framework and outline of measures to improve performance, for at least 12 consecutive months; and (iv) complied with the other requirements of the Consent Decree, including payment of any stipulated penalties and compliant reporting.

We also have agreed that any payments made pursuant to the Plea Agreement or the Consent Decree are not deductible for tax purposes and that we will not use payments pursuant to the Consent Decree as a basis for indemnity or reimbursement from non-insurer defendants named in the complaint by the U.S.

On February 5, 2013, the Fifth Circuit Court of Appeals denied our motion to dismiss the appeals by Anadarko, BP and the U.S. regarding the February 22, 2011 ruling of the U.S. District Court, Eastern District of Louisiana.  The Fifth Circuit Court of Appeals set a briefing schedule providing for briefing to be completed by May 2013.  On February 21, 2013, the U.S. moved to voluntarily dismiss its appeal.

Macondo well incident—Federal securities claims—On February 19, 2013, the U.S. District Court, Southern District of New York, granted our motion to stay the federal securities class action against us, former chief executive officers of Transocean Ltd. and one of our acquired subsidiaries before such court pending the decision of the Second Circuit Court of Appeals.

Macondo well incident—Insurance coverage—Additionally, subsequent to December 31, 2012, the parties to the second layer interpleader action executed a protocol agreement to facilitate the reimbursement and funding of settlements of personal injury and fatality claims of our crew and vendors using insurance funds.

Subsequent to December 31, 2012, our third layer and fourth layer of excess insurers filed an interpleader action.  Like the interpleader actions filed by the first layer and the second layer of excess insurers, the third layer and fourth layer of excess insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In this action, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  The court has not yet issued any rulings on this action.

Macondo well incident—Shareholder derivative claims—In connection with two shareholder derivative suits originally filed in June 2010, one of the plaintiffs in January 2013 re-filed a complaint that was previously dismissed seeking to recover damages to the corporation and disgorgement of all profits, benefits, and other compensation from the individual defendants.  We intend to file our motion to dismiss in March 2013.

Brazil Frade field incident—On February 19, 2013, the federal court in Rio de Janeiro denied the federal police marshal’s recommendation for the criminal indictment of us and five of our employees.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 30—Supplemental Disclosures Required by Swiss Law

Personnel expenses—In the years December 31, 2012, 2011 and 2010, total personnel expenses were $2.5 billion, $2.6 billion and $2.3 billion, respectively.

Fire insurance—At December 31, 2012, 2011, and 2010, the fire insurance value of our property and equipment was $29.3 billion, $36.4 billion and $38.7 billion, respectively.

Compensation and security ownership of board members and executive officers—The compensation and security ownership of our executive officers and members of our board of directors is presented in our standalone Swiss statutory financial statements, Note 7—Board of Directors Compensation, Note 8—Executive Management Compensation and Note 9—Share Ownership—Board of Directors and Executive Management.

Risk assessment—Our risk assessment is presented in our standalone Swiss statutory financial statements, Note 11—Risk Assessment Disclosure.